Exhibit 10.11

NEITHER THIS CREDIT AGREEMENT NOR THE NOTES OR WARRANTS ISSUED HEREUNDER HAVE BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE NOTES AND WARRANTS ISSUED UNDER THIS CREDIT AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of December 13, 2013

among

SYNCARDIA SYSTEMS, INC.

as the Borrower,

THE DOMESTIC SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

CANTOR FITZGERALD SECURITIES,

as Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

i

6.10	Insurance.	44
6.11	Taxes.	44
6.12	ERISA Compliance.	44
6.13	Subsidiaries and Capitalization.	45
6.14	Margin Regulations; Investment Company Act	45
6.15	Disclosure.	46
6.16	Compliance with Laws.	46
6.17	Intellectual Property; Licenses, Etc.	46
6.18	Solvency.	48
6.19	Perfection of Security Interests in the Collateral.	48
6.20	Business Locations.	48
6.21	OFAC.	48
6.22	Limited Offering of Loans, Warrants and Restatement Date Common Stock.	48
6.23	Registration Rights; Issuance Taxes.	49

ARTICLE VII. AFFIRMATIVE COVENANTS		49

7.01	Financial Statements.	49
7.02	Certificates; Other Information.	50
7.03	Notices.	52
7.04	Payment of Obligations.	53
7.05	Preservation of Existence, Etc.	53
7.06	Maintenance of Properties.	53
7.07	Maintenance of Insurance.	54
7.08	Compliance with Laws.	54
7.09	Books and Records.	54
7.10	Inspection Rights.	54
7.11	Use of Proceeds.	54
7.12	Additional Subsidiaries.	55
7.13	ERISA Compliance.	55
7.14	Pledged Assets.	55
7.15	Consent of Inbound Licensors.	56
7.16	Compliance with Material Contracts.	56
7.17	Accounts.	56
7.18	Board Observation Rights.	57
7.19	Post-Closing Obligations.	57

ARTICLE VIII. NEGATIVE COVENANTS		57

8.01	Liens.	58
8.02	Investments.	59
8.03	Indebtedness.	60
8.04	Fundamental Changes.	61
8.05	Dispositions.	61
8.06	Restricted Payments.	61
8.07	Change in Nature of Business.	62
8.08	Transactions with Affiliates and Insiders.	62
8.09	Burdensome Agreements.	62
8.10	Use of Proceeds.	63
8.11	Prepayment of Other Indebtedness.	63
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.	63
8.13	Ownership of Subsidiaries.	63

8.14	Sale Leasebacks.	64
8.15	Sanctions.	64
8.16	Amendments to Second Lien Loan Documents.	64

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		64

9.01	Events of Default.	64
9.02	Remedies Upon Event of Default.	66
9.03	Application of Funds.	67

ARTICLE X. ADMINISTRATIVE AGENT		68

10.01	Appointment and Authority.	68
10.02	Rights as a Lender.	69
10.03	Exculpatory Provisions.	69
10.04	Reliance by Administrative Agent.	70
10.05	Delegation of Duties.	70
10.06	Resignation of Administrative Agent.	71
10.07	Non-Reliance on Administrative Agent and Other Lenders.	71
10.08	Administrative Agent May File Proofs of Claim.	72
10.09	Collateral and Guaranty Matters.	72

ARTICLE XI. MISCELLANEOUS		73

11.01	Amendments, Etc.	73
11.02	Notices and Other Communications; Facsimile Copies.	75
11.03	No Waiver; Cumulative Remedies; Enforcement.	76
11.04	Expenses; Indemnity; and Damage Waiver.	77
11.05	Payments Set Aside.	78
11.06	Successors and Assigns.	79
11.07	Treatment of Certain Information; Confidentiality.	82
11.08	Set-off.	83
11.09	Interest Rate Limitation.	83
11.10	Counterparts; Integration; Effectiveness.	83
11.11	Survival of Representations and Warranties.	84
11.12	Severability.	84
11.13	Replacement of Lenders.	84
11.14	Governing Law; Jurisdiction; Etc.	85
11.15	Waiver of Right to Trial by Jury.	86
11.16	Electronic Execution of Assignments and Certain Other Documents.	86
11.17	USA PATRIOT Act.	86
11.18	No Advisory or Fiduciary Relationship.	86
11.19	Successor Administrative Agent.	87
11.20	Amendment and Restatement.	88
11.21	New Lenders.	89

SCHEDULES

2.01	Commitments and Applicable Percentages
5.01(d)	Certain Matters
6.06	Litigation
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Formation and Structure
6.23	Registration Rights
8.01	Liens Existing on the Restatement Date
8.02	Investments Existing on the Restatement Date
8.03	Indebtedness Existing on the Restatement Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term Note
B-2	Form of Term A Note
B-3	Form of Add-On Term Note
B-4	Form of Warrant
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Add-On Term Loan Joinder Agreement

AMENDED AND RESTATED

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 13, 2013 among SYNCARDIA SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and CANTOR FITZGERALD SECURITIES, as Administrative Agent.

WHEREAS, the Borrower, the guarantors party thereto, the lenders from time to time party thereto and Athyrium Opportunities Fund (A) LP, as administrative agent, have entered into that certain Credit Agreement dated as of March 5, 2013 (as amended or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement to (a) make available to the Borrower a new term loan, (b) appoint Cantor Fitzgerald Securities as the Administrative Agent and (c) make certain other amendments and modifications, all as more fully set forth herein; and

WHEREAS, in connection therewith, on the Restatement Date, the Borrower shall enter into the Second Lien Credit Agreement and incur Second Lien Loans in an aggregate principal amount equal to $10,000,000.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the property of another Person, or any division, line of business or other business unit of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Add-On Term Loan” shall have the meaning provided in Section 2.01(e).

“Add-On Term Loan Commitment” means, as to each Add-On Term Loan Lender, the commitment of such Add-On Term Loan Lender to make its portion of the Add-On Term Loan hereunder pursuant to the terms hereof and the Add-On Term Loan Joinder Agreement.

“Add-On Term Loan Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit E, executed and delivered in accordance with the provisions of Section 2.02(c).

“Add-On Term Loan Lender” means each of the Persons identified as an “Add-On Term Loan Lender” in the Add-On Term Loan Joinder Agreement, together with their respective successors and assigns.

“Add-On Term Note” has the meaning specified in Section 2.08.

“Administrative Agent” means Cantor Fitzgerald Securities, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to any determination of such Lender’s “Applicable Percentage” of the outstanding Term Loan (or any payment of interest, prepayment premium or exit fee with respect thereto) at any time, the percentage of the outstanding principal amount of the Term Loan held by such Lender at such time, (b) with respect to any determination of such Lender’s “Applicable Percentage” of the outstanding Term Loan A (or any payment of interest, prepayment premium or exit fee with respect thereto) at any time, the percentage of the outstanding principal amount of the Term Loan A held by such Lender at such time, (c) with respect to any determination of such Lender’s “Applicable Percentage” of the outstanding Add-On Term Loan (or any payment of interest, prepayment premium or exit fee with respect thereto) at any time, the percentage of the outstanding principal amount of the Add-On Term Loan held by such Lender at such time and (d) with respect to any determination of such Lender’s “Applicable Percentage” of all outstanding Loans at any time, the percentage of the outstanding principal amount of all of the Loans held by such Lender at such time. The initial Applicable Percentage (as of the Restatement Date) of each Person that is a Lender on the Restatement Date is set forth opposite the name of such Lender on Schedule 2.01. The initial Applicable Percentage of each Person that becomes a Lender pursuant to Section 11.06 is set forth opposite the name of such Lender in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Athyrium” means Athyrium Capital Management, LLC.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Required Lenders in their reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means each of the following: (a) the borrowing of the Term Loan on the Original Closing Date pursuant to Section 2.01(a), (b) the borrowing of the Term Loan A on the Restatement Date pursuant to Section 2.01(c) and (c) a borrowing of the Add-On Term Loan pursuant to Section 2.01(e).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof or any State thereof (provided that the full faith and credit of the United States or such State, as applicable, is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition and (d) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (c).

“Certificate of Incorporation” means the Borrower’s Tenth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 4, 2013, as in effect on the Original Closing Date and as the same may be amended or modified in accordance with the terms hereof and thereof.

“CFC Holding Company” means any direct or indirect Domestic Subsidiary of the Borrower if all of the assets of such Subsidiary (other than de minimis cash and assets required to operate) consist of Equity Interests in one or more “controlled foreign corporations” as defined in Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following events:

(a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50.1% or more of the Equity Interests of the Borrower entitled to vote for members of the Board of Directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) the issuance by the Borrower of its Equity Interests in an underwritten public offering pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act; or

(b) (i) any “Deemed Liquidation Event” or equivalent event under and as defined in the Certificate of Incorporation or (ii) any sale or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole; or

(c) (i) a majority of the members of the Board of Directors of the Borrower cease to be composed of (x) the same individuals who were members of the Board of Directors of the Borrower on the Restatement Date and/or (y) individuals reasonably acceptable to the Required Lenders that are elected after the Restatement Date or (ii) Michael Garippa ceases to be the chief executive officer of the Borrower; provided, that, any “Change of Control” arising solely under this clause (c)(ii) shall not be triggered if a replacement permanent chief executive officer of the Borrower reasonably acceptable to the Required Lenders is named within three (3) months of the date that Michael Garippa ceases to be the chief executive officer of the Borrower.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Landlord Consents and Waivers, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commitment” means, as to each Lender, the Term Loan Commitment of such Lender, the Term Loan A Commitment of such Lender and/or the Add-On Term Loan Commitment of such Lender.

“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep it confidential and that is owned by the Borrower or any Subsidiary or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agent” has the meaning set forth in the Intercreditor Agreement.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to; and (b) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that, as set forth in a written notice received by the Administrative Agent from such Lender or the Required Lenders: (a) is, or has a direct or indirect parent company that is, the subject of a proceeding under any Debtor Relief Law, (b) has a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (c) has taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Default Rate” has the meaning set forth in Section 2.05(b).

“Deposit Account Control Agreements” means any account control agreement by and among any Loan Party, a depository bank and the Control Agent, in each case in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries; (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02; (d) licenses of or other similar grants of rights in intellectual property (including any covenant not to sue) in the ordinary course of business on (i) a non-exclusive basis or (ii) on an exclusive basis so long as (x) such exclusive licensing or grant of rights is limited to geographic areas, particular fields of use, customized products for customers or limited time periods and (y) so long as after giving effect to such license or grant of rights the Loan Parties retain sufficient rights to use the subject intellectual property as to enable them to conduct their business in the ordinary course (“Limited Outbound Licenses”); provided, that, (x) the documentation for such Limited Outbound License does not contain any term or provision restricting (i) assignment thereof by the Borrower or any Subsidiary or (ii) a granting of a security interest therein by the Borrower or any Subsidiary and (y) such Limited Outbound License does not result in a legal transfer of title of the subject intellectual property; (e) dispositions of cash and Cash Equivalents in the ordinary course of business; (f) to the extent constituting dispositions, Investments permitted by Section 8.02, transactions permitted by Section 8.04 and Liens permitted by Section 8.01; and (g) any Involuntary Disposition.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time on or prior to the date that is one hundred eighty-one (181) days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is one hundred eighty-one (181) days after the

Maturity Date or (c) requires that dividends be paid at any time that such payment would be prohibited by the terms of this Agreement or any other agreement of such Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Domain Names” means all domain names and URLs that are registered and/or owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“Eligible Assets” means property that is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Restatement Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees and identified to the Administrative Agent and the Lenders by the Borrower as such; provided, that, at no time shall any such deposit account contain deposits in excess of the amount necessary to fund one (1) full payroll cycle of the Borrower.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Restatement Date as contemplated by Section 7.12, (a) any owned or leased real or personal property which is located outside of the United States unless requested by the Required Lenders, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Required Lenders, (c) the Equity Interests of any Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (d) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) or Section 8.01(b) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (e) any leasehold interest of any Loan Party in office space and (f) any general intangible, permit, lease, license, contract or other instrument of a Loan Party if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (x) any such limitation described in this clause (f) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law (including Debtor Relief Laws) or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, such general intangible, permit, lease, license, contract or other instrument shall automatically cease to be “Excluded Property” and a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the applicable Collateral Document and shall be included as Collateral thereunder.

“Excluded Taxes” means (a) income taxes imposed on the net income of, and any branch profits taxes imposed on, a Lender by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than any activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document, (ii) franchise taxes imposed on the net income of a Lender by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than any activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document, and (iii) United States federal withholding taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letters” means (a) that certain letter agreement, dated as of January 28, 2013 among the Borrower and Athyrium, (b) that certain letter agreement, dated as of the Restatement Date among the

Borrower and SWK, and (c) that certain letter agreement dated as of the Restatement Date among the Borrower and the Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person (other than the Series A Preferred Stock) or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Licenses” means all applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, including, without limitation, all filings filed with the Food and Drug Administration, and all authorizations issuing from a Governmental Authority based upon or as a result of such applications and requests, which are owned by the Borrower or any Subsidiary, acquired by the Borrower or any Subsidiary via assignment, purchase or otherwise or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Instrument of Adherence” has the meaning assigned to such term in the Intercreditor Agreement.

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of the Restatement Date, by and among the Borrower, the Guarantors, the Administrative Agent, the Control Agent and the Second Lien Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means (a) the 15th day of each March, June, September and December; provided, that, if any such 15th day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day following such 15th day and (b) the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for each of the fiscal quarters ended March 31, 2013 and June 30, 2013, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) an Acquisition or (d) the purchase (in one transaction or a series of transactions) of a substantial portion of the assets of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Documents” means, collectively, the Loan Documents, the Registration Rights Agreement, the Restatement Date Common Stock Purchase Agreement and the Warrants.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Domain Names, all Governmental Licenses, all Patents, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trade Secrets, all Other Intellectual Property, all Copyright Licenses, all Patent Licenses, all Other IP Agreements, all Trademark Licenses, all Websites, all Website Agreements and any and all interests, claims and rights for damages, profits and other awards related to any past, present or future infringement, misappropriation, dilution or other violation of the foregoing.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Landlord Consent and Waiver” means any landlord consent and waiver, by and among a Loan Party, the Control Agent and the owner(s) of any real property leased by such Loan Party.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns and each Add-On Term Loan Lender.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent in writing.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Outbound Licenses” has the meaning specified in the definition of “Disposition”.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of the Term Loan, the Term Loan A or the Add-On Term Loan.

“Loan Documents” means this Agreement, each Note, the Add-On Term Loan Joinder Agreement, the Intercreditor Agreement, each Joinder Agreement, each Collateral Document, each Fee Letter and any subordination agreement entered into by the Administrative Agent with respect to Indebtedness permitted hereby.

“Loan Notice” means a notice of a Borrowing pursuant to Section 2.02, which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Lender under any Loan Document or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; (c) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material IP Rights” means IP Rights that (a) are material to the operations, business, assets, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries or their licensee(s) or (b) the loss of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means March 5, 2018.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Involuntary Disposition, Debt Issuance or Extraordinary Receipts, net of (a) in the case of any Disposition or Involuntary Disposition, (i) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (ii) taxes paid or payable as a result thereof, (b) in the case of any Involuntary Disposition or Extraordinary Receipt, insurance and condemnation proceeds that are applied to the repair or replacement of the applicable property within one (1) year after receipt thereof, (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent (but excluding, for the avoidance of doubt, any Indebtedness under the Second Lien Loan Documents)) on the related property and (d) in the case of any Extraordinary Receipt, reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments. It is understood and agreed that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Involuntary Disposition or Extraordinary Receipt.

“Note” or “Notes” means the Term Notes, the Term A Notes and/or the Add-On Term Notes, individually or collectively, as appropriate.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, the term “Obligations” shall not include the obligations of the Borrower under the Warrants, the Restatement Date Common Stock Purchase Agreement or the Registration Rights Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means March 5, 2013.

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, which is owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental Licenses, Proprietary Database, Proprietary Software, and/or Trade Secret, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.

“Patents” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisitions” means Investments consisting of an Acquisition by any Loan Party, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in on the Restatement Date (or any reasonable extensions or expansions thereof), (c) the Administrative Agent and/or the Control Agent (as applicable) shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (e) the Borrower shall have delivered to the Administrative Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter in a form satisfactory to the Required Lenders, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) (except that (x) any such representation and warranty that is qualified by materiality or a reference to Material Adverse Effect shall be true and correct in all respects on and as of such date and (y) to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any such representation and warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects as of such earlier date)), (g) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations) paid by the Loan Parties for all such Acquisitions occurring in any fiscal year shall not exceed $1,000,000 and (h) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations) paid by the Loan Parties for all such Acquisitions occurring during the term of this Agreement shall not exceed $2,000,000.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the amended and restated pledge agreement dated as of the Restatement Date by and among the Administrative Agent and the Control Agent, in each case for the benefit of the holders of the Obligations, and each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Product” means any products or services advertised, imported, manufactured, marketed, offered for sale, promoted, sold, used or otherwise distributed in connection with or that embody, in whole or in part, the IP Rights.

“Proprietary Databases” means any material non-public proprietary database that is owned by the Borrower or any Subsidiary or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Proprietary Software” means any proprietary software owned, licensed or otherwise used, other than any software that is generally commercially available, off-the-shelf and/or open source including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Redemption Maturity Date” has the meaning ascribed thereto in the Certificate of Incorporation.

“Register” has the meaning specified in Section 11.06(c).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Original Closing Date, by and among the Borrower and the Lenders, as amended or otherwise modified.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Date” means December 13, 2013.

“Restatement Date Common Stock” means those certain 40,000 shares of common Equity Interests of the Borrower issued to SWK on the Restatement Date pursuant to the Restatement Date Common Stock Purchase Agreement.

“Restatement Date Common Stock Purchase Agreement” means that certain common stock purchase agreement dated as of the Restatement Date by and between the Borrower and SWK.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revenues” means, for any period, for the Borrower on an unconsolidated basis, total revenues as determined in accordance with GAAP.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Administrative Agent” shall mean Cantor Fitzgerald Securities, in its capacity as administrative agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Credit Agreement” shall mean that certain second lien credit agreement, dated as of the Restatement Date among the Borrower, the Guarantors, the lenders party thereto and the Second Lien Administrative Agent, as amended or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Second Lien Loan Documents” shall mean the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Loans” shall have the meaning assigned to the term “Loans” in the Second Lien Credit Agreement.

“Second Lien Obligations” shall have the meaning assigned to the term “Obligations” (as in effect on the date hereof and as amended or otherwise modified to the extent not prohibited by this Agreement) in the Second Lien Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the amended and restated security agreement dated as of the Restatement Date by and among the Administrative Agent and the Control Agent, in each case for the benefit of the holders of the Obligations, and each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Series A Preferred Stock” means those certain shares of Series A Convertible Preferred Stock issued pursuant to the Certificate of Incorporation prior to the Original Closing Date which do not by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, or otherwise have any distributions or other payments which are mandatory or otherwise required at any time on or prior to the date that is one hundred eighty-one (181) days after the Maturity Date, other than pursuant to Section 8 of the Certificate of Incorporation as in effect on the Original Closing Date, (b) convert into or be exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is one hundred eighty-one (181) days after the Maturity Date or (c) require that dividends be paid at any time that such payment would be prohibited by the terms of this Agreement or any other agreement of such Person.

“Series A Preferred Stock Condition” means receipt by the Borrower of the consent (in accordance with the terms of the Certificate of Incorporation) of the holders of the Series A Preferred Stock (and the consent of any other Person(s) required under the terms of the Borrower’s Organization Documents or otherwise to consent thereto), in form and substance satisfactory to the Required Lenders, to not require any redemption of the Series A Preferred Stock until a date not earlier than the date that is one hundred eighty-one (181) days after the Maturity Date.

“Series A Preferred Stock Redemption Event” means the failure by the Borrower to satisfy the Series A Preferred Stock Condition on or before March 30, 2015.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Mandatory Prepayment” means (a) any mandatory prepayment arising under Section 2.03(b)(iii) and (b) any mandatory prepayment arising under Section 2.03(c) as a result of the occurrence of the events described in clauses (a) or (b) of the definition of “Change of Control”.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“SWK” means SWK Funding LLC, a Delaware limited liability company.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower on the Original Closing Date pursuant to Section 2.01(a). The Applicable Percentages of the Lenders as of the Restatement Date with respect to the Term Loan are as set forth on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Original Closing Date is FIFTEEN MILLION DOLLARS ($15,000,000).

“Term Loan A” has the meaning specified in Section 2.01(c).

“Term Loan A Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A to the Borrower on the Restatement Date pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan A Commitments of all of the Lenders as in effect on the Restatement Date is FOUR MILLION DOLLARS ($4,000,000).

“Term Note” has the meaning specified in Section 2.08.

“Term A Note” has the meaning specified in Section 2.08.

“Threshold Amount” means $250,000.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of all Loans of such Lender at such time.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use; (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (c) which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Tranche” means the respective facility and commitments utilized in making Loans hereunder, with there being two Tranches outstanding on the Restatement Date, i.e., the Term Loan and the Term Loan A.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“United States” and “U.S.” mean the United States of America.

“University Medical Center Contracts” means that certain Asset Purchase Agreement dated as of February 28, 2002 by and between the Borrower and CardioWest Technologies, Inc., an Arizona non-profit corporation and all documents and agreements entered into in connection therewith, in each case as the same may be amended, supplemented or otherwise modified.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrants” means those certain Series E Convertible Preferred Stock Purchase Warrants of the Borrower purchased by certain of the Lenders, substantially in the form of Exhibit B-4. The Warrants shall have the rights set forth therein and shall be in the respective amounts set forth on Schedule 2.01.

“Websites” means all websites that any Loan Party or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitations, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Website Agreement” means all agreements between any Loan Party and/or Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to any Loan Party and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Investment Document, unless otherwise specified herein or in such other Investment Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Investment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Investment Document, shall be construed to refer to such Investment Document in its entirety and not to any particular provision thereof, (iv) all references in an Investment Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Investment Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Investment Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Investment Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01(a) or (b). If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative

Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

(c) Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS

2.01 Commitments and Warrants.

(a) Term Loan. Each Lender with a Term Loan Commitment on the Original Closing Date severally made its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Original Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. As of the Restatement Date, the outstanding principal amount of the Term Loan is $12,000,000 (it being understood that an amortization payment of $3,000,000 was made on or about September 17, 2013). Amounts repaid on the Term Loan may not be reborrowed.

(b) The Borrower and the applicable Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $14,775,000 (it being understood that the Term Loan has been issued with original issue discount and that the aggregate original principal amount of the Term Loan is $15,000,000), (i) certain Lenders have made the Term Loan to the Borrower and (ii) the Borrower has sold to, and certain Lenders have purchased from the Borrower, the Warrants. Furthermore, the Borrower and the applicable Lenders hereby acknowledge and agree that (i) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term Loan is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the issue price of the Warrants within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $403,220. The Loan Parties and the applicable Lenders agree to report all income tax matters with respect to the issuance of the Term Loan and the Warrants consistent with the provisions of this Section 2.01(b) unless otherwise required due to a change in applicable law.

(c) Term Loan A. Subject to the terms and conditions set forth herein, each Lender with a Term Loan A Commitment severally agrees to make its portion of a term loan (the “Term Loan A”) to the Borrower in Dollars on the Restatement Date in an amount not to exceed such

Lender’s Term Loan A Commitment. Amounts repaid on the Term Loan A may not be reborrowed.

(d) The Borrower and applicable Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $3,940,000 (it being understood that the Term Loan A has been issued with original issue discount and that the aggregate original principal amount of the Term Loan A is $4,000,000), (i) certain Lenders shall make the Term Loan A to the Borrower, in the respective amounts set forth opposite the applicable Lender’s name on Schedule 2.01 and (ii) the Borrower shall sell and certain Lenders shall purchase from the Borrower, the Restatement Date Common Stock. Furthermore, the Borrower and the applicable Lenders hereby acknowledge and agree that (i) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term Loan A is determined pursuant to Section 1272-1275 of the Internal Revenue Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the issue price of the Restatement Date Common Stock within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(l) of the Treasury Regulations, is equal to $14,000. The Loan Parties and the applicable Lenders hereto agree to report all income tax matters with respect to the issuance of the Term Loan A and the Restatement Date Common Stock consistent with the provisions of this Section 2.01(d) unless otherwise required due to a change in applicable law.

(e) Add-On Term Loan. Subject to Section 2.02(c), on the effective date of the Add-On Term Loan Joinder Agreement, each Add-On Term Loan Lender severally agrees to make its portion of a term loan (the “Add-On Term Loan”) in a single advance to the Borrower in the amount of its respective Add-On Term Loan Commitment as set forth in the Add-On Term Loan Joinder Agreement; provided, however, that after giving effect to such advance, the Outstanding Amount of the Add-On Term Loan shall not exceed the aggregate amount of the Add-On Term Loan Commitments. Amounts repaid on an Add-On Term Loan may not be reborrowed.

2.02 Borrowing.

(a) Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days’ prior to the requested date of any Borrowing. Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of the applicable Loans to be funded by it (for the avoidance of doubt, the amount to be funded by each Lender shall be equal to the exact amount required for the applicable Tranche to be held by the Lenders in accordance with their Applicable Percentages after the funding thereof). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article V, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

(c) The Borrower may, at any time after the Restatement Date but prior to the Maturity Date, upon prior written notice by the Borrower to the Administrative Agent and each Lender, institute the Add-On Term Loan in a maximum aggregate principal amount of up to SIX MILLION DOLLARS ($6,000,000); provided, that:

(i) any such institution shall be effected pursuant to an Add-On Term Loan Joinder Agreement executed by the Borrower, the Guarantors, the Administrative Agent and each of the Add-On Term Loan Lenders;

(ii) the Borrower shall obtain commitments for the amount of the Add-On Term Loan from existing Lenders or other Persons acceptable to the Required Lenders, which Lenders shall join in this Agreement as Add-On Term Loan Lenders by executing the Add-On Term Loan Joinder Agreement; provided, that, (A) each existing Lender shall be afforded the opportunity to commit to the Add-On Term Loan in an amount equal to its Applicable Percentage of all of the outstanding Loans as of the Restatement Date (for the avoidance of doubt, after giving effect to the funding of the Term Loan A on the Restatement Date) and (B) if any Lender declines to commit to the Add-On Term Loan in an amount equal to its Applicable Percentage of all of the outstanding Loans as of the Restatement Date (each a “Declining Lender”), then any Lenders that have committed to the Add-On Term Loan in the full amount of their respective Applicable Percentages of all of the Loans as of the Restatement Date (each a “Committing Lender”) shall be afforded the opportunity to provide additional commitments to the Add-On Term Loan for that portion of the commitments for the Add-On Term Loan declined by the Declining Lenders (and if Committing Lenders offer to provide commitments in an amount exceeding the amount of commitments for the Add-On Term Loan declined by the Declining Lenders, then the commitments for the Add-On Term Loan declined by the Declining Lenders shall be allocated amongst the Committing Lenders who have so elected on a pro rata basis in accordance with their Applicable Percentages of all of the outstanding Loans as of the Restatement Date);

(iii) any such institution of the Add-On Term Loan (A) shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof and (B) shall be limited to a maximum aggregate principal amount that would not cause the aggregate outstanding principal amount of the Loans to exceed $22,000,000;

(iv) the Administrative Agent and the Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying that no Default or Event of Default shall exist and be continuing at the time of such institution;

(v) (A) the maturity date for the Add-On Term Loan shall be identical to the Maturity Date and (B) there shall be no scheduled principal amortization payments with respect to the Add-On Term Loan prior to the scheduled payment in full of the Add-On Term Loan on the Maturity Date;

(vi) (A) the interest rate applicable to the Add-On Term Loan shall be identical to the interest rate set forth in Section 2.05(a) and, for the avoidance of doubt, any prepayment premium and/or exit fees applicable to the Term Loan and/or the Term Loan A shall also be applicable to the Add-On Term Loan and (B) in connection with the institution of the Add-On Term Loan, the Borrower shall issue warrants or common stock to each Add-On Term Loan Lender on terms and conditions substantially similar to those contained in the Warrants or the Restatement Date Common Stock (as applicable) (each “Additional Equity”) (it being understood that, in addition to any discounts or fees that may give rise to original issue discount with respect to the Add-On Term Loan, any common stock or warrants issued to each Add-On Term Loan Lender may result in the Add-On Term Loan having been issued with original issue discount); provided, that, each Add-On Term Loan Lender shall be issued the same type of Additional Equity (i.e., warrants or common stock) in connection with the institution of the Add-On Term Loan;

(vii) as a condition precedent to such institution of the Add-On Term Loan and the effectiveness of the Add-On Term Loan Joinder Agreement, the Borrower shall deliver to the Administrative Agent and the Lenders a combined certificate of all Loan Parties dated as of the date of such institution and effectiveness signed by a Responsible Officer of each Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Add-On Term Loan, and (B) in the case of the Borrower, certifying that, before and after giving effect to the institution of the Add-On Term Loan, (x) the representations and warranties contained in Article VI and the other Investment Documents are true and correct in all material respects on and as of the date of such institution, except (i) for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the date of such institution, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such date and (iii) that for purposes of this Section 2.02(c), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01;

(viii) (A) no existing Lender shall be under any obligation to become an Add-On Term Loan Lender and any such decision whether to become an Add-On Term Loan Lender shall be in such Lender’s sole discretion and (B) to the extent that any Add-On Term Loan Lender was not a Lender immediately prior to the incurrence of the Add-On Term Loan, the Borrower and the Administrative Agent shall have received any documents required to be delivered by a Lender to the Borrower and the Administrative Agent, as applicable, pursuant to the terms of this Agreement;

(ix) Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Add-On Term Loan Lenders with respect to the Add-On Term Loan as set forth in the Add-On Term Loan Joinder Agreement.

2.03 Prepayments.

(a) Voluntary Prepayments. The Loans may not be voluntarily prepaid prior to March 5, 2015 (other than pursuant to Section 2.03(c)). On and after March 5, 2015, subject to the payment of the prepayment premium required under Section 2.03(e), the exit fee required under Section 2.06(b) and any other fees or amounts payable hereunder at such time, the Borrower may, upon written notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount of the Loans then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Loans prepaid (it being understood and agreed that if any prepayment is made on a day other than an Interest Payment Date, such prepayment shall be accompanied by, in addition to all accrued interest on the amount prepaid, all interest that would have accrued on the amount prepaid had such prepayment been made on the next succeeding Interest Payment Date after the date such prepayment is made), (y) the prepayment premium required under Section 2.03(e) and the exit fee required under Section 2.06(b) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied ratably to the Term Loan, the Term Loan A and the Add-On Term Loan. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory Prepayments.

(i) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within (x) with respect to any Disposition, 180 days of the date of such Disposition or (y) with respect to any Involuntary Disposition, one year of the date of such Involuntary Disposition. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii) Extraordinary Receipts. Upon the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt (other than, for the avoidance of doubt, any such Net Cash Proceeds that are the proceeds of any Disposition or Involuntary Disposition and are reinvested or used to prepay the Obligations, in each case, in accordance with Section 2.03(b)(i)), the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii) Debt Issuance. Immediately upon the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv) Application of Mandatory Prepayments. All payments under Section 2.03(b)(i), (ii) and (iii) shall be applied first to all fees (other than, for the avoidance of doubt, exit fees required by Section 2.06(b)), costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following: default interest, if any, prepayment premium required by Section 2.03(e), exit fee required by Section 2.06(b), accrued interest and principal. Each such prepayment shall be applied ratably to the Term Loan, the Term Loan A and the Add-On Term Loan. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(c) Change of Control. Upon the occurrence of a Change of Control, the Borrower may, at its option upon three (3) Business Days’ prior written notice from the Borrower to the Administrative Agent, and shall, at the direction of the Required Lenders, prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(e) and exit fee required by Section 2.06(b) plus all other Obligations. Each such notice or direction shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied ratably to the Term Loan, the Term Loan A and the Add-On Term Loan. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. In connection with any prepayment pursuant to this Section 2.03(c), the Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with such prepayment.

(d) Series A Preferred Stock Redemption Event. The Borrower shall prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(e) and exit fee required by Section 2.06(b) plus all other Obligations, on March 31, 2015, if the Series A Preferred Stock Redemption Event has occurred. Each such prepayment shall be applied ratably to the Term Loan, the Term Loan A and the Add-On Term Loan. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(e) Prepayment Premiums.

(i) Prepayments Before March 5, 2015. If all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to Section 2.03(b), Section 2.03(c) or Section 9.02 before March 5, 2015, the Borrower shall pay to the Administrative Agent (for further distribution to the Lenders), for the respective ratable accounts of the Lenders, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid or required to be prepaid, a prepayment premium in an amount equal to twenty percent (20%) of the principal amount of the Loans prepaid or required to be prepaid on such date.

(ii) Prepayments On and After March 5, 2015. If all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to Section 2.03(a), Section 2.03(b), Section 2.03(c), Section 2.03(d) or Section 9.02 on or after March 5, 2015, then, in all cases, the Borrower shall pay to the Administrative Agent (for further distribution to the Lenders), for the respective ratable accounts of the Lenders, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid or required to be prepaid, a prepayment premium in an amount determined in accordance with the following:

pp=pmt times (0.15 – (qtr. times .0083))

Where,
“pp” =	prepayment premium payable
“pmt” =	the principal amount of the prepayment
“qtr” =	the quotient rounded down to the nearest whole number obtained by dividing (x) the number of months elapsed from March 1, 2015 to the date upon which the prepayment is made by (y) three

2.04 Repayment of Term Loan, Term Loan A and Add-On Term Loan.

(a) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon and all other Obligations, on the Maturity Date;

(b) Term Loan A. The Borrower shall repay the outstanding principal amount of the Term Loan A, together with all accrued and unpaid interest thereon and all other Obligations, on the Maturity Date; and

(c) Add-On Term Loan. The Borrower shall repay the outstanding principal amount of the Add-On Term Loan, together with all accrued and unpaid interest thereon and all other Obligations, on the Maturity Date.

2.05 Interest.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof from the date of issuance thereof at a rate per annum equal to thirteen and one-half percent (13.50%) per annum.

(b) Default Rate. (i) During the existence of any Event of Default under Section 9.01(a) or Section 9.01(f), all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times during the existence of such Event of Default equal to fifteen and one-half percent (15.50%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws, (ii) during the existence of any other Event of Default, upon the written request of the Required Lenders, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times during the existence of such Event of Default equal to the Default Rate, to the fullest extent permitted by applicable Laws and (iii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

(c) Interest on the Loans shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Fees.

(a) Fee Letters. The Borrower shall pay to Athyrium, SWK, the Administrative Agent, the applicable Lenders and the other parties thereto the fees set forth in the Fee Letters on the dates and in the amounts set forth therein. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(b) Exit Fee. Upon the prepayment of any Loan or repayment of any Loan, whether pursuant to Section 2.03, Section 2.04 or Section 9.02, or otherwise, the Borrower shall pay to the Administrative Agent (for further distribution to the Lenders), for the respective ratable accounts of the Lenders, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations so prepaid, repaid or required to be prepaid or repaid, an exit fee in an amount equal to fifteen percent (15%) of the principal amount of the Loans prepaid, repaid or required to be prepaid or repaid, as the case may be, on such date.

2.07 Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, as applicable, for the day on which the Loan or such portion, as applicable, is paid.

2.08 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of the Term Loan, be in the form of Exhibit B-1 (a “Term Note”), (ii) in the case of the Term Loan A, be in the form of Exhibit B-2 (a “Term A Note”) and (iii) in the case of an Add-On Term Loan, be in the form of Exhibit B-3 (an “Add-On Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09 Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Administrative Agent or respective Lenders to which such payment is owed, as applicable, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent within the time required by Section 2.02(b), then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate set forth in Section 2.05(a). If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, but shall not be obligated to, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on, or prepayment premium or exit fee with respect to, any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans, accrued interest thereon and prepayment premium and exit fee with respect thereto greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent in writing of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on and prepayment premium and exit fee with respect to their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.10 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.11 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01. Each Lender agrees to provide the Administrative Agent and each other Lender with prompt written notice of such Lender becoming a Defaulting Lender.

ARTICLE III.

TAXES

3.01 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, other than Excluded Taxes (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrower will (i) pay directly to the relevant authority the full amount of Taxes required to be so withheld or deducted, (ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the Administrative Agent for the account of the Administrative Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent and each Lender will equal the full amount the Administrative Agent and such Lender would have received had no such withholding or deduction of Taxes been required.

(b) The Loan Parties will pay to the relevant Governmental Authority in accordance with applicable Law any current or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders, except any such taxes that are imposed on a Lender as a result of a present or former connection between such Lender and the jurisdiction imposing such tax to the extent such tax is imposed with respect to an assignment by such Lender (“Other Taxes”). The Loan Parties jointly and severally agree to indemnify the Administrative Agent and each Lender for the full amount of Taxes and Other Taxes paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses (including reasonable attorneys’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent or such Lender absent manifest error, shall be conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such Lender makes written demand therefor. The Loan Parties shall have the right to receive that portion of any refund of any Taxes or Other Taxes received by the Administrative Agent or a Lender for which any Loan Party has previously paid any additional amount or indemnified the Administrative Agent or such Lender, as applicable, and which leaves the Administrative Agent or such Lender, as applicable, after such Loan Party’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Administrative Agent or such Lender, as applicable. The Administrative Agent or the Lender shall have sole discretion, to be exercised in good faith, as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.

(c) Each Foreign Lender shall execute and deliver to each of the Borrower and the Administrative Agent on or before the date that such Foreign Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative

Agent) one or more (as the Borrower or the Administrative Agent may request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or requested by the Administrative Agent certifying as to such Lender’s entitlement to a complete exemption from U.S. federal withholding tax. The Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.01 with respect to United States withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph, other than as a result of a change in Law occurring after the date such Lender acquires such interest in a Loan or Commitment. In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent a copy of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01(c) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

3.02 Survival.

Each party’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IV.

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the

Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V.

CONDITIONS PRECEDENT

5.01 Conditions of Initial Borrowing On the Restatement Date.

This obligation of the Administrative Agent and each Lender to enter into this Agreement is subject to satisfaction of the following conditions precedent:

(a) Investment Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Investment Documents, each properly executed by a Responsible Officer of the signing Loan Party and each other party to such Investment

Documents, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Restatement Date, and in form and substance satisfactory to the Administrative Agent and the Lenders.

(c) Financial Statements. The Administrative Agent and the Lenders shall have received the Audited Financial Statements and the Interim Financial Statements.

(d) No Material Adverse Change. Since December 31, 2012, (i) other than as set forth on Schedule 5.01(d), there shall not have occurred a Material Adverse Effect and (ii) there shall not have occurred any material adverse change in the financial and capital markets.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent, the Lenders and their respective legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Restatement Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent and the Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Investment Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent and the Lenders may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Required Lenders’ sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv) searches of ownership of, and Liens on, IP Rights of each Loan Party in the appropriate governmental offices;

(v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Required Lenders’ sole discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Loan Parties; and

(vi) duly executed consents as are necessary, in the Required Lenders’ sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents (to the satisfaction of the Required Lenders), including, but not limited to, naming the Control Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

(i) Closing Certificate. Receipt by the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Sections 5.01(d)(i), (e) and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby, by the Second Lien Loan Documents and the incurrence of Indebtedness hereunder and thereunder) are Solvent on a consolidated basis, (iii) as of the Restatement Date, (x) the Borrower and its Subsidiaries have no Indebtedness for borrowed money other than Indebtedness under the Loan Documents, Indebtedness under the Second Lien Loan Documents and Indebtedness permitted by Section 8.03(b), (y) no intercompany Indebtedness is outstanding and (z) neither the Borrower nor any Guarantor has outstanding any Disqualified Stock (other than the Series A Preferred Stock).

(j) Existing Credit Agreement. The Borrower shall have (or concurrently with the advance of the Term Loan A will have) paid all accrued and unpaid interest on the Term Loan through the Restatement Date.

(k) Second Lien Loan Documents. The Administrative Agent and the Lenders shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of each of the Second Lien Loan Documents (together with all exhibits and schedules thereto), in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(l) Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Investment Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m) Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower on the Restatement Date, on a pro forma basis after giving effect to the transactions contemplated by the Investment Documents shall be reasonably satisfactory to the Lenders.

(n) Completion of Due Diligence. The Lenders shall have (i) completed their due diligence, in form and scope satisfactory to the Lenders, on the Borrower and its Subsidiaries (including, without limitation, any review of future sales projections, enterprise valuation, asset appraisals, license reviews, valuations, intellectual property reviews, background checks and material agreements (in each case, whether conducted by such Lender or a third party engaged by such Lender)) and (ii) received investment committee approval for the transactions contemplated by this Agreement.

(o) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Restatement Date (it being understood that certain such fees shall be paid on the Restatement Date from the proceeds of the Term Loan A).

(p) Costs. The Borrower shall have paid all legal and due diligence fees, charges, expenses and disbursements of the Administrative Agent and each Lender incurred to the Restatement Date, plus such additional amounts of such fees, charges and disbursements as shall constitute the Administrative Agent’s or such Lender’s, as applicable, reasonable estimate of such fees, charges, expenses and disbursements incurred or to be incurred by it through the closing proceedings.

(q) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries; such information may include, if requested by the Lenders, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.

5.02 Additional Conditions to Borrowing.

The obligation of each Lender to make any Borrowing is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Investment Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except that (x) any such representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date of such Borrowing and (y) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date (except that any such representation and warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects as of such earlier date).

(b) No Default shall exist, or would result from such Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Investment Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Investment Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach, contravention or payment (but not creation of Liens) described in clause (b) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Investment Document other than (a) those that have already been obtained and are in full force and effect; (b) filings and other actions required by the terms of the Loan Documents to perfect the Liens created by the Collateral Documents; and (c) the filing of any applicable notices pursuant to federal and state securities laws.

6.04 Binding Effect.

Each Investment Document has been duly executed and delivered by each Loan Party that is party thereto. Each Investment Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(d) Since the Restatement Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Investment Document, or any of the transactions contemplated hereby or (b) except as described on Schedule 6.06, as to which there is a reasonable possibility of an adverse determination and that if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan

Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Restatement Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.

The Loan Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party is party to any tax sharing agreement with any Person that is not a Loan Party (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to taxes).

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code either (i) has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code (or an application for such a letter is currently being processed by the Internal Revenue Service) or (ii) has been established and maintained using a prototype plan document that is the subject of a favorable opinion letter from the Internal Revenue Service on which the sponsor of such Pension Plan is entitled to rely. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries and Capitalization.

(a) Set forth on Schedule 6.13(a) is a complete and accurate list as of the Restatement Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

(b) Set forth on Schedule 6.13(b) is a true and complete table showing the authorized and issued capitalization of the Borrower as of the Restatement Date on a fully diluted basis together with the Redemption Maturity Date for each class of Equity Interests of the Borrower. As of the Restatement Date, except as described on Schedule 6.13(b), there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Borrower or any of its Subsidiaries. Except as set forth on Schedule 6.13(b) and as contained in the Warrants, the Registration Rights Agreement and the Borrower’s Organization Documents, there are no statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights held by equity holders or option holders of the Borrower with respect to the issuance of the Warrants or the Restatement Date Common Stock and all such rights have been effectively waived with regard to the issuance of the Warrants and the Restatement Date Common Stock. There are no agreements (voting or otherwise) among the Borrower’s equity holders with respect to any other aspect of the Borrower’s affairs, except as set forth on Schedule 6.13(b).

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Investment Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material). No Loan Party is aware of any formal or informal statements made by any regulatory agencies, including the Food and Drug Administration, the European Medicines Agency or Health Canada that could indicate a negative change in any regulatory approvals granted to date to the Borrower or any Subsidiary.

6.16 Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

(a) Schedule 6.17 sets forth a complete and accurate list of the following as of the Restatement Date: (i) all Copyrights and all Trademarks, in each case owned by the Borrower or any Guarantor that are registered, or in respect of which an application for registration has been filed or recorded, with the United Stated Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents owned by the Borrower or any Guarantor that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, (iii) all Domain Names owned by the Borrower or any Guarantor or which the Borrower or any Guarantor is licensed, authorized or otherwise granted rights under or to or owned by a Person on behalf of the Borrower or any Guarantor, material or reasonably necessary to the Borrower or any Guarantor, their respective properties or the conduct or operation of their respective businesses (including the generation of future revenues), together with relevant identifying information with respect to such Domain Names, (iv) each Copyright License, each Patent License and each Trademark License of the Borrower or any Guarantor that is material or reasonably necessary to the Borrower or any Guarantor, their respective properties or the conduct or operation of their respective businesses (including the generation of future revenues), and (v) each other IP Right (other than Trade Secrets) of the Borrower or any Guarantor that is material or reasonably necessary to the Borrower or any Guarantor, their respective properties or the conduct or operation of their respective businesses (including the generation of future revenues) the loss or breach of which would reasonably be expected to have a Material Adverse Effect (collectively, “IP Collateral”).

(b) The IP Collateral is subsisting, valid, unexpired and enforceable, and has not been abandoned. The IP Collateral has not been adjudged invalid or unenforceable, in whole or in part. No claim known to the Borrower or its Subsidiaries has been made that the conduct or operation of the businesses of the Borrower or any Subsidiary or the use or other exploitation by the Borrower, any Subsidiary or any of their licensees of any of the IP Rights, including, without limitation, to advertise, display, import, manufacture, have manufactured, market, offer for sale, perform, prepare derivative works based upon, promote, reproduce, sell, use and/or otherwise distribute a Product, does or may infringe, violate or misappropriate the rights of any Person. No holding, decision or judgment has been rendered by any Governmental Authority that would limit, invalidate, render unenforceable, cancel or question the validity of any Material IP Right and no action or proceeding is pending seeking to limit, invalidate, render unenforceable, cancel or question the validity of any IP Right that, in any case, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the value of any IP Right. The Borrower and its Affiliates have, since taking title to the Material IP Rights, performed all acts and have paid all required annuities, fees, costs, expenses and taxes to maintain the Material IP Rights in full force and effect throughout the world, as applicable. All applications for registration pertaining to the Material IP Rights of the Borrower and the Guarantors have been duly and properly filed, and all registrations or letters patent pertaining to the Material IP Rights have been duly and properly filed and issued. The Borrower and its Subsidiaries own, or are entitled to use by license or otherwise, all the Material IP Rights. Neither Borrower nor any Subsidiary has made any assignment or agreement in conflict with the security interest in the IP Rights of the Borrower or any Guarantor hereunder and no license agreement with respect to any of the IP Collateral conflicts with the security interest granted to the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Collateral Documents. To the extent any of the Material IP Rights were authored, developed, conceived or created, in whole or in part, for or on behalf of the Borrower or a Subsidiary by any Person, then the Borrower or such Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Material IP Rights to the Borrower or such Subsidiary. To the knowledge of the Borrower and its Subsidiaries, no Person is violating, infringing or misappropriating the IP Rights and neither the conduct or operation of the businesses of the Borrower and its Subsidiaries nor any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary or any licensee of the Borrower or any

Subsidiary violates, infringes or misappropriates any rights held by any other Person. No claim or litigation regarding any of the IP Rights is pending or, to the Borrower’s knowledge, threatened. None of the IP Rights is subject to any license grant by the Borrower or any Subsidiary or similar arrangement, except for (w) license grants between the Loan Parties, (x) those license grants disclosed on Schedule 6.17, (y) license grants disclosed to the Administrative Agent and the Lenders pursuant to a certificate delivered in accordance with Section 7.02(h) and (z) Limited Outbound Licenses.

(c) Except as separately disclosed to the Administrative Agent and the Lenders in writing by the Borrower and except for software that is commercially available to the public, no Loan Party is a party to, nor is bound by, any inbound license or other similar agreement, the failure, breach or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts the Loan Parties from granting a security interest in the applicable Loan Party’s interest in such license or agreement or any other property.

6.18 Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Restatement Date. Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Loan Party as of the Restatement Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Restatement Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21 OFAC.

No Loan Party, nor any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has been otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Athyrium or the Administrative Agent) of Sanctions.

6.22 Limited Offering of Loans, Warrants and Restatement Date Common Stock.

The offer and sale of the Loans, the Warrants and the Restatement Date Common Stock are not required to be registered pursuant to the provisions of Section 5 of the Securities Act or the registration or qualification provisions of the blue sky laws of any state. Neither the Borrower nor any agent on the Borrower’s behalf, has solicited or will solicit any offers to sell all or any part of the Loans, the Restatement Date Common Stock and/or the Warrants, to any Person so as to bring the sale of the Loans, the Restatement Date Common Stock and/or the Warrants, by the Borrower within the registration provisions of the Securities Act or any state securities laws. All prior offerings and sales of securities of the Borrower were in compliance with all applicable federal and state securities laws.

6.23 Registration Rights; Issuance Taxes.

(a) Except as described in the Warrants, on Schedule 6.23 and in the Registration Rights Agreement, the Borrower is under no requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

(b) All taxes imposed on the Borrower in connection with the issuance, sale and delivery of the Loans, the Restatement Date Common Stock and the Warrants have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by the Borrower.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Required Lenders:

(a) as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year (and setting forth detail for each fiscal quarter of such fiscal year), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, solely with respect to the fiscal quarter of the Borrower ended September 30, 2013, ninety (90) days after the end of such fiscal quarter), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) as soon as available, and in any event within fifteen (15) days after the end of each fiscal quarter of each fiscal year of the Borrower, a copy of a dashboard report of the Borrower as at such fiscal quarter end, including an aged listing of accounts receivable and accounts payable by invoice date, a calculation of Revenues for such fiscal quarter, a balance sheet of the Borrower and its Subsidiaries as at such fiscal quarter end, and a statement of the amount of cash and Cash Equivalents held in each deposit account of the Borrower and its Subsidiaries as at such fiscal quarter end, all in reasonable detail, in form and substance satisfactory to the Administrative Agent and the Lenders and certified by a Responsible Officer of the Borrower as being true and correct as of such fiscal quarter end and, with respect to the calculation of Revenues, calculated in accordance with GAAP.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Required Lenders:

(a) no more than sixty (60) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, projections for each quarter of such fiscal year during which such business plan and budget is delivered, with evidence of approval thereof by Borrower’s board of directors;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by such financial statements;

(d) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (x) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof and (y) copies of any material written correspondence or any other material written communication from the Food & Drug Administration or any other federal regulatory body;

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Investment Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(h) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Restatement Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Restatement Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Restatement Date) and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01 or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”

7.03 Notices.

(a) Promptly (and in any event, within two Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly (and in any event, within five Business Days) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within ten Business Days) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d) Promptly (and in any event, within ten Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e) Upon the reasonable written request of the Required Lenders following the occurrence of any event or the discovery of any condition which the Required Lenders believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Required Lenders, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant acceptable to the Required Lenders as to the nature and extent of the presence of any Hazardous Materials on any real properties and as to the compliance by any Loan Party or any of its Subsidiaries with Environmental Laws at such real properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Required Lenders shall arrange for the same, and the Loan Parties hereby grant to the Required Lenders and their representatives access to the real properties to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The cost of any assessment arranged for by the Required Lenders pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

(f) Promptly, (and, in any event, within one Business Day) notify the Administrative Agent and each Lender of the occurrence of the Series A Preferred Stock Redemption Event.

(g) Notify the Administrative Agent and each Lender, at least five (5) Business Days in advance, of (i) the payment of any fees, expenses or other amounts (other than, for the avoidance of doubt, payments under the Investment Documents and payments under the Second Lien Loan Documents) by the Borrower or any Subsidiary in an aggregate amount (including all amounts with respect to the facts and circumstances underlying such payment) in excess of $50,000 or (ii) the Borrower or any Subsidiary becoming bound by any Contractual Obligation which requires, or otherwise incurring any obligation to, make payments in an aggregate amount in excess of $50,000.

Each notice pursuant to this Section 7.03(a) through (g) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Investment Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization.

(c) Take commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its registered IP Rights or IP Rights in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The Control Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Control Agent, that it will give the Control Agent thirty (30) days prior written notice before any such policy or policies shall be adversely altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Loans (a) to finance working capital, (b) to refinance existing Indebtedness on the Original Closing Date, (c) to pay fees and expenses in connection with the Investment Documents and (d) for other general corporate purposes, provided that in no event shall the proceeds of the Loans be used in contravention of any Law or of any Investment Document.

7.12 Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary:

(a) notify the Administrative Agent and each Lender thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Domestic Subsidiary (other than a CFC Holding Company), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other customary documents as the Required Lenders shall reasonably request for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), and (iii) become a party to the Intercreditor Agreement by executing and delivering to the Administrative Agent an Instrument of Adherence, all in form, content and scope satisfactory to the Administrative Agent and the Required Lenders.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14 Pledged Assets.

(a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than a CFC Holding Company) directly owned by a Loan Party and (ii) 66% (or such greater percentage that (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or a Foreign Subsidiary directly owned by such CFC Holding Company as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent or to such CFC Holding Company, as applicable and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and each CFC Holding Company directly owned by a Loan Party to be subject at all times to a perfected Lien in favor of the Administrative Agent or the Control Agent, as appropriate, for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(b) Other Property. In the case of each Loan Party, (i) cause all of its owned and leased real and personal property other than Excluded Property to be subject at all times to a first priority perfected, and, in the case of real property, title insured Liens (it being understood that the Loan Parties shall only be required to provide title insurance for leased real property upon the request of the Required Lenders) in favor of the Administrative Agent or Control Agent, as appropriate, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Restatement Date, such other additional security documents in customary form as the Required Lenders shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation in customary form as the Required Lenders may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s or the Control Agent’s, as applicable, Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g), all in form, content and scope reasonably satisfactory to the Administrative Agent and the Required Lenders.

7.15 Consent of Inbound Licensors.

Promptly after entering into or becoming bound by an inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, the Loan Parties shall (a) provide written notice to the Administrative Agent and the Lenders of the material terms of such license or agreement with a description of its likely impact on the Loan Parties’ business or financial condition and (b) in good faith take such commercially reasonable actions as the Required Lenders may request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent and the Required Lenders to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Administrative Agent’s and the Required Lenders’ rights and remedies under this Agreement and the other Loan Documents; provided, however, the failure to obtain any such consent or waiver shall not constitute a Default.

7.16 Compliance with Material Contracts.

Comply with each Contractual Obligation of such Person, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.17 Accounts.

Subject to Section 7.19, the Loan Parties shall cause all lock-box accounts, deposit accounts, securities accounts and commodities accounts of each Loan Party (other than Excluded Accounts) to be subject to a Deposit Account Control Agreement in favor of the Administrative Agent for the benefit of the holders of the Obligations.

7.18 Board Observation Rights.

(a) The Borrower agrees so long as any Obligations (other than contingent indemnification obligations for which no claim has been asserted) remain unpaid or unsatisfied, to permit one (1) individual designated by the Required Lenders and consented to by the Borrower (such consent not to be unreasonably withheld or delayed and it being understood and agreed that the Borrower shall be deemed to have consented to any partner level member of Athyrium serving as such designee) (the “Observer”) to attend, in a nonvoting observer capacity, all meetings of the Board of Directors of the Borrower (the “Board”), and any committee thereof, whether in person, by telephone or otherwise. The Borrower shall notify the Observer in writing of the date and time for each general or special meeting of the Board or any committee thereof. Notices of meetings, written resolutions and/or actions by written consent and other materials shall be given to the Observer at the same time as the Borrower provides such materials to the Board. Notwithstanding the foregoing, Borrower reserves the right to exclude the Observer from access to any material or meeting or portion thereof if, in the reasonable good faith judgment of the Board or any applicable committee thereof, such exclusion is necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid a conflict of interest on the part of the Observer or for other similar reasons.

(b) Any Observer will agree in writing to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Section 7.18.

Notwithstanding anything else contained in this Agreement to the contrary, the rights described in this Section 7.18 shall terminate and be of no further force and effect upon (x) an Event of Default under Section 9.01(o) for which the Administrative Agent and the Lenders have exercised remedies pursuant to Section 9.02 or (y) prepayment in full of the Obligations by the Borrower pursuant to Section 2.03(c); provided, that, the Observer’s confidentiality obligations pursuant to the written agreement referenced in clause (b) above shall survive any such termination in accordance with the terms of the applicable written confidentiality agreement.

7.19 Post-Closing Obligations.

(a) Within ninety (90) days after the Restatement Date, deliver to the Administrative Agent fully executed Deposit Account Control Agreements for all lock-box accounts, deposit accounts, securities accounts and commodities accounts of each Loan Party (other than Excluded Accounts).

(b) Within ninety (90) days after the Restatement Date deliver to the Administrative Agent and the Lenders liability and property insurance certificates and endorsements meeting the requirements of Section 7.07 and otherwise in form and substance satisfactory to the Required Lenders.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Restatement Date and listed on Schedule 8.01;

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions, social security laws or regulations and other like obligations, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j) leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o) Liens securing Indebtedness permitted by Section 8.03(g); provided, that, such Liens do not encumber any property other than the right to cancel any insurance financed by such Indebtedness and the insurance premiums financed with such Indebtedness;

(p) Liens securing the Second Lien Obligations; provided, that, such Liens are subject to the terms and provisions of the Intercreditor Agreement; and

(q) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

8.02 Investments.

Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Restatement Date and set forth in Schedule 8.02;

(c) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Permitted Acquisitions;

(g) non-cash consideration received in connection with Limited Outbound Licenses and Dispositions not prohibited by Section 8.05;

(h) Investments (including promissory notes) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business of the Borrower and its Subsidiaries;

(i) Investments in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of the Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by the Borrower’s board of directors; and

(j) Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount for all such Investments pursuant to his clause (j) not to exceed $500,000 during any fiscal year of the Borrower.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries described on Schedule 8.03; and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, if subordinated to the Obligations, remains so subordinated to the Obligations on terms no less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(c) intercompany Indebtedness permitted under Section 8.02;

(d) [Reserved];

(e) purchase money Indebtedness (including obligations in respect of Capital Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $100,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

(f) unsecured Indebtedness of the Borrower owing to the University of Arizona Medical Center, Aortech Biomaterials PTY Limited and/or Keck Hospital at USC, in an aggregate amount not to exceed $1,400,000 at any one time outstanding;

(g) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(h) Indebtedness under the Second Lien Loan Documents; provided, that, such Indebtedness is subject to the terms and provisions of the Intercreditor Agreement; and

(i) Indebtedness incurred in the ordinary course of business in respect of (i) surety and appeal bonds, completion guarantees and similar obligations and (ii) customary indemnification obligations to purchasers in connection with Dispositions not prohibited by Section 8.05.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, so long as no Default shall have occurred and be continuing or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation; (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower; (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation; (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary; and (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of such Subsidiary’s assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding-up.

8.05 Dispositions.

Make any Disposition (which, for the avoidance of doubt, shall not include any Permitted Transfer) unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to such Disposition and (c) the aggregate book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during the term of this Agreement shall not exceed $250,000.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower or any Guarantor;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person and make the necessary adjustments to the Aggregate Number (as defined in the Warrants) as required by the Warrants;

(c) the Borrower may purchase the Warrant Securities (as defined in the Warrants) pursuant to Section 5 of the Warrants; and

(d) without limitation of Section 2.03(d) or Section 9.01(n), the Borrower may incur the obligation to redeem the Series A Preferred Stock pursuant to Section 8 of the Certificate of Incorporation as in effect on the Original Closing Date; provided, that, the Borrower may not declare or make any Restricted Payment on or with respect to the Series A Preferred Stock.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Restatement Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (e) employment arrangements with executive officers approved by the Borrower’s Board of Directors and entered into in the ordinary course of business, (f) issuances of Equity Interests of the Borrower so long as such issuances are permitted hereunder and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Investment Documents, (2) any document or instrument governing purchase money Indebtedness permitted by Section 8.03(b) or Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (5) customary provisions restricting confidentiality, assignment or transfer of any inbound intellectual property license or agreement or other Contractual Obligation entered into in the ordinary course of business so long as the Borrower has complied with the terms of Section 7.15 with respect to such license or agreement.

(b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the holders of the Obligations) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness permitted by Section 8.03(b) or Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, pending the consummation of such sale, or (iv) customary provisions restricting confidentiality, assignment or transfer of any inbound intellectual property license or agreement or other Contractual Obligation entered into in the ordinary course of business so long as the Borrower has complied with the terms of Section 7.15 with respect to such license or agreement.

8.10 Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than (x) Indebtedness arising under the Loan Documents and (y) any repayment or refinancing of purchase money Indebtedness permitted by Section 8.03(b) or Section 8.03(e)).

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders; provided, that, the Loan Parties shall notify the Administrative Agent and each Lender of any amendment, modification or change to the Organization Documents of any Loan Party.

(b) Change its fiscal year.

(c) Cause or allow any Collateral located in the United States as of the Restatement Date to be located outside of the United States other than in a transaction occurring in the ordinary course of business.

(d) Without providing thirty (30) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.13 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than (x) any Loan Party or (y) solely with respect to Equity Interests in a Foreign Subsidiary, any Wholly Owned Subsidiary of the Borrower) to own any Equity Interests of any Subsidiary of any Loan Party, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any Disqualified Stock (other than the Series A

Preferred Stock) or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.

8.14 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15 Sanctions.

Permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business in any Designated Jurisdiction; (c) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (d) in any other manner that will result in any violation by any Person (including any Lender, Athyrium or the Administrative Agent) of any Sanctions.

8.16 Amendments to Second Lien Loan Documents.

Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of any Second Lien Loan Document in violation of the terms and provisions of the Intercreditor Agreement.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein any amount of principal of any Loan or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.07, 7.10, 7.11, 7.12, 7.14, 7.17 or 7.18 or Article VIII or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Investment Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of the Borrower becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Investment Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under the Second Lien Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Investment Documents. Any Investment Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Investment Document; or any Loan Party denies that it has any or further liability or obligation under any Investment Document, or purports to revoke, terminate or rescind any Investment Document; or

(k) Food & Drug Administration Approval. The Food & Drug Administration’s approval dated October 15, 2004 of the SynCardia Total Artificial Heart is withdrawn; or

(l) Total Artificial Heart. Any Loan Party voluntarily recalls, or the Food & Drug Administration mandates or requires recall, of the SynCardia Total Artificial Heart from the United States marketplace; or

(m) University Medical Center Contracts. An “Event of Default” or any comparable term occurs under, or the Borrower fails to make any required payment under, any University Medical Center Contract or the Borrower fails to pay all amounts owing under all University Medical Center Contracts on or prior to March 31, 2014; or

(n) Series A Preferred Stock. The Series A Preferred Stock Redemption Event occurs; or

(o) Change of Control. There occurs any Change of Control; or

(p) Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; or

(q) Second Lien Loan Documents. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the Second Lien Loan Documents; or

(r) Subordination. The Second Lien Obligations cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Second Lien Loan Documents and/or the Intercreditor Agreement; or

(s) Certain Other Adverse Events. Any of the following shall occur: (i) the CE mark of Total Artificial Heart with SynHall is not received by the Borrower on or prior to June 30, 2014 or (ii) the Total Artificial Heart with SynHall is not marketed in the United States on or prior to September 30, 2014.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the direction of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations or as proceeds of the Collateral shall be applied by the Administrative Agent and the Lenders in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, prepayment premium and exit fee) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment premium and exit fee with respect to, the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Cantor Fitzgerald Securities to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby (i) acknowledges that Cantor Fitzgerald Securities is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the Second Lien Administrative Agent and the Control Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Cantor Fitzgerald Securities any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto, except to the extent such claims, causes of action, damages or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Cantor Fitzgerald Securities. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby authorizes and directs Cantor Fitzgerald Securities to enter into the Intercreditor Agreement and the other Loan Documents on behalf of such Lender and agrees that Cantor Fitzgerald Securities, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement and the other Loan Documents.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. It is understood and agreed that the Administrative Agent shall not be obligated to enforce any remedies against the Collateral to the extent that the Administrative Agent concludes that such enforcement could cause it personal liability. It is understood and agreed that the Required Lenders may, notwithstanding such failure to enforce by the Administrative Agent, enforce remedies against the Collateral.

(c) Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) authorizes the Administrative Agent to appoint Cantor Fitzgerald Securities as the Control Agent.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder, to the extent such Person is also a Lender, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not be required to advance or expend any of its own funds or otherwise incur financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action; and

(d) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If the Administrative Agent shall request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) with respect to any action or actions (including failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from taking such action unless and until it shall have received instruction from such Lenders and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is received in writing by the Administrative Agent from the Borrower, or a Lender, in each case at the address specified for the Administrative Agent on Schedule 11.02.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, notice or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it (at the sole cost and expense of the Borrower), and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation (so long as no Default exists) with the Borrower, to appoint a successor. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, either (i) apply to a court of competent jurisdiction to appoint a successor Administrative Agent or (ii) appoint a successor Administrative Agent that is a bank with an office in the United States or other financial institution that administers syndicated loans in its normal course of business (which successor Administrative Agent appointed by a court or the retiring Administrative Agent may be replaced by the Required Lenders). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts owed to the retiring Administrative Agent, all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, and all determinations provided to be made by or through the Administrative Agent shall instead be made by the Required Lenders, in each case, until such time, if any, as a successor Administrative Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, upon the direction of the Required Lenders:

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition; provided, that, to the extent that the terms “sale”, “disposition”, “Disposition” or terms correlative thereto include or are deemed to include any lease, license or other transfer pursuant to which any right, title or interest in the applicable asset is retained by any Loan Party (including any transfer of any asset from a Loan Party to another Loan Party), such Lien on such retained right, title or interest may not be released in connection with such permitted sale, disposition or Disposition unless approved in accordance with Section 11.01, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(b) or Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no such amendment, waiver or consent shall:

(i) (x) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender) or (y) extend or increase any Commitment (or reinstate any Commitment terminated pursuant to Section 9.02) if the effect of such extension, increase or reinstatement is to cause the aggregate Commitments of all Lenders to exceed $22,000,000, without the written consent of each Lender;

(ii) (x) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, prepayment premiums, fees or other amounts due to the Lenders (or any of them), or waive any such payment, or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced, (y) postpone any date fixed by this Agreement for any Specified Mandatory Prepayment, or waive any Specified Mandatory Prepayment, in each case without the written consent of each

Lender entitled to receive such payment or (z) postpone the Maturity Date without the written consent of each Lender;

(iii) reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, prepayment premium, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change any provision of this Section 11.01(a), the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Tranche) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(v) (x) change any provision of Section 2.02(c)(ii) in any manner that would alter the right of any Person that is a Lender as of the Restatement Date to participate in the Add-On Term Loan, without the written consent of each Lender directly affected thereby or (y) change any provision of Section 2.02(c)(vi)(B) without the written consent of each Lender;

(vi) except as permitted by Section 10.09, (x) release all or any of the Collateral or (y) contractually subordinate any of the Liens granted under the Loan Documents without the written consent of each Lender;

(vii) change Section 2.10, Section 9.03 or any other provision of any Loan Document in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby;

(viii) without the written consent of each Lender, release (x) the Borrower or (y) any Guarantor, except (A) in connection with a merger or consolidation permitted under Section 8.04 or (B) to the extent the release of any Guarantor is permitted pursuant to Section 10.09; and

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a

Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other Information through the Internet or any telecommunications, electronic or other information transmission systems.

(d) Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent in writing from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Investment Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Investment Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Investment Document, the authority to enforce rights and remedies hereunder and under the other Investment Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all out-of-pocket expenses incurred by each Lender and its Affiliates and the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for each Lender and counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Investment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Investment Document, any Second Lien Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and Athyrium (and its Affiliates) and their respective Related Parties only, the administration of this Agreement and the other Investment Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages of all of the Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document, any Second Lien Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

A. in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

B. in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

A. the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

B. the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall require.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Any such assignment pursuant to this Section 11.06 shall be made in compliance with the Securities Act and any applicable securities laws. The Borrower shall cooperate in connection with any such assignment including providing such information to any Lender or such Lender’s proposed assignee as, in the reasonable opinion of counsel to the assignor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a “Qualified Institutional Buyer” under such rule.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (viii) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section so long as such Participant complies with the obligations set forth in Article III with respect thereto (including the requirements under Section 3.01(c), it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Lender). To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations (each, a “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and each Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Investment Document or any action or proceeding relating to this Agreement or any other Investment Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Investment Document, the interest paid or agreed to be paid under the Investment Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. The Administrative Agent shall have no duty to determine the Maximum Rate or whether any interest payments received exceed the Maximum Rate.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Investment Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Investment Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Investment Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Investment Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER INVESTMENT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE

DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO (OTHER THAN THE ADMINISTRATIVE AGENT) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Investment Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Athyrium, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, Athyrium and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Investment Documents; (b)(i) the Administrative Agent, Athyrium and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Investment Documents; and (c) the Administrative Agent, Athyrium and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, Athyrium nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, Athyrium or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Successor Administrative Agent.

(a) Pursuant to Section 10.06 of the Existing Credit Agreement, Athyrium Opportunities Fund (A) LP hereby resigns as the Administrative Agent under the Existing Credit Agreement and the other Loan Documents.

(b) Athyrium Opportunities Fund (A) LP hereby assigns to Cantor Fitzgerald Securities, as successor Administrative Agent, and Cantor Fitzgerald Securities is hereby vested with, all the rights, powers, discretion and privileges of Athyrium Opportunities Fund (A) LP, as Administrative Agent as described in the Existing Credit Agreement and the other Loan Documents, and Athyrium Opportunities Fund (A) LP assigns, and Cantor Fitzgerald Securities assumes, all the obligations, responsibilities and duties of the Administrative Agent under the Existing Credit Agreement and the other Loan Documents; provided, that under no circumstances does Cantor Fitzgerald Securities assume, nor shall Cantor Fitzgerald Securities be deemed to assume or be responsible for, (i) any obligations of the Administrative Agent under or pursuant to any Loan Document arising prior to the Restatement Date or (ii) any claim of any nature arising at any time or from time to time against Athyrium Opportunities Fund (A) LP in its capacity as Administrative Agent, Lender or in any other capacity under or with respect to any Loan Documents or this Agreement or the transactions contemplated thereby or hereby. In furtherance of the foregoing, Athyrium Opportunities Fund (A) LP hereby assigns to Cantor Fitzgerald Securities, as Administrative Agent all of its rights and interests under any and all Collateral Documents and Uniform Commercial Code financing statements (or other financing statements) filed by Athyrium Opportunities Fund (A) LP, in its capacity as Administrative Agent on behalf of itself and/or the Lenders in connection with the Existing Credit Agreement and the other Loan Documents. Cantor Fitzgerald Securities, as successor Administrative Agent shall execute all UCC-3 amendments and other assignments including assignments of Notices of Grant of Security Interest in Copyrights, Notices of Grant of Security Interest in Patents and Notices of Grant of Security Interest in Trademarks as it or the Lenders deems necessary to evidence the assignment of the Loan Documents set forth herein. Any such UCC-3 amendments and other assignments shall be filed as necessary by the Lenders and the Administrative Agent shall have no responsibility in connection with such filings. The parties hereto acknowledge and agree that nothing in this Agreement shall be deemed a termination of the provisions of the Loan Documents that are expressly stated in Article X or in any other section of the Loan Documents (including, without limitation Section 11.04) to survive Athyrium Opportunities Fund (A) LP’s resignation and such provisions shall continue in effect for the benefit of Athyrium Opportunities Fund (A) LP Athyrium Opportunities Fund (A) LP.

(c) Each of the parties hereto (i) acknowledges the resignation of Athyrium Opportunities Fund (A) LP as Administrative Agent under the Loan Documents effective as of the Restatement Date, (ii) waives any requirement under the Existing Credit Agreement that Athyrium Opportunities Fund (A) LP must provide prior written notice prior to its resignation as Administrative Agent (iii) agrees that Athyrium Opportunities Fund (A) LP’s resignation is effective as of the Restatement Date and (iv) acknowledges and agrees to the appointment of Cantor Fitzgerald Securities as successor Administrative Agent under the Loan Documents effective as of the Restatement Date. In furtherance of the foregoing, all references to Athyrium Opportunities Fund (A) LP in its capacity as Administrative Agent in the Loan Documents are hereby amended to reference Cantor Fitzgerald Securities as the Administrative Agent thereunder.

(d) Effective as of the Restatement Date, each of the Lenders hereby (a) appoints Cantor Fitzgerald Securities as successor Administrative Agent under the Loan Documents, and (b) acknowledges and agrees that Cantor Fitzgerald Securities, in its capacity as successor Administrative Agent under the Loan Documents is the beneficiary of Article X of the Credit Agreement and all other indemnification and exculpatory provisions of the Loan Documents applicable to the Administrative Agent; provided, that under no circumstances does Cantor Fitzgerald Securities assume, nor shall Cantor Fitzgerald Securities be deemed to assume or be responsible for, (i) any obligations of the Administrative Agent under or pursuant to any Loan Document arising prior to the Restatement Date or (ii) any claim of any nature arising at any time or from time to time against Athyrium Opportunities Fund (A) LP in its capacity as Administrative Agent or in any other capacity under or with respect to any Loan Document or the transactions contemplated thereby or hereby.

11.20 Amendment and Restatement.

The parties hereto agree that, on the Restatement Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations under the Existing Credit Agreement outstanding on the Restatement Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder; (c) the Guaranties made to the Lenders and the Administrative Agent pursuant to the Existing Credit Agreement, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) the Collateral Documents and the Liens created thereunder in favor of Athyrium Opportunities Fund (A) LP, as Administrative Agent for the benefit of the holders of the Lenders as assigned to Cantor Fitzgerald Securities as Administrative Agent and securing the Obligations shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and (e) all references in the other Investment Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement.

11.21 New Lenders.

From and after the Restatement Date, by execution of this Agreement, each Person identified as a “Lender” on each signature page that is not already a Lender under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person will be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement, and shall have all of the obligations of a Lender hereunder effective as of the Restatement Date. Such Person hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders contained in this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SYNCARDIA SYSTEMS, INC.,
a Delaware corporation

	By:	/s/ Michael P. Garippa
	Name:	Michael P. Garippa
	Title:	President and Chief Executive Officer

SYNCARDIA SYSTEMS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:
CANTOR FITZGERALD SECURITIES,

	By:	/s/ James Bond
	Name:	James Bond
	Title:	Chief Operating Officer

SYNCARDIA SYSTEMS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	ATHYRIUM OPPORTUNITIES FUND (A) LP,
a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES GP LLC, the General Partner of Athyrium Opportunities Associates LP

	By:	/s/ Jeffrey A. Ferrell
	Title:	President
	Date:	11 Dec 2013

SYNCARDIA SYSTEMS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

ATHYRIUM OPPORTUNITIES FUND (B) LP,
a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES GP LLC, the General Partner of Athyrium Opportunities Associates LP

By:	/s/ Jeffrey A. Ferrell
Title:	President
Date:	11 Dec 2013

SYNCARDIA SYSTEMS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

SWK FUNDING LLC,
a Delaware limited liability company

By:	/s/ J. Brett Pope
Title:	J. Brett Pope
Date:	CEO

SYNCARDIA SYSTEMS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

EXHIBIT A

FORM OF LOAN NOTICE

Date:	, 201

To:	Cantor Fitzgerald Securities, as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among SynCardia Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests:

1.	A Borrowing of the [Term Loan] [Term Loan A][Add-On Term Loan].

2.	On , 2013 (which is a Business Day).

The Borrower hereby represents and warrants that each of the conditions set forth in Sections 5.02(a) and (b) of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

SYNCARDIA SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B-1

FORM OF TERM NOTE

            , 201

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of the Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made in Dollars in immediately available funds at the place specified in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

This Term Note is issued in renewal and restatement, and not in novation, payment, discharge or satisfaction of, that certain Term Note dated March 5, 2013 and executed by Borrower in favor of [                    ] (the “Existing Note”). It being acknowledged and agreed that the indebtedness evidenced by the Existing Note constitutes the same indebtedness evidenced by this Term Note. This Term Note is in no way intended to constitute a novation of the Existing Note or the principal amount outstanding thereunder.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Note.

THIS TERM NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: 1992 E. SILVERLAKE RD, TUCSON, AZ 85713, ATTENTION: KIRK COLLAMER, FACSIMILE: 520-903-1783.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

SYNCARDIA SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B-2

FORM OF TERM A NOTE

            , 201

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan A made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan A from the date of the Term Loan A until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made in Dollars in immediately available funds at the place specified in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A Note is one of the Term A Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan A made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of the Term Loan A and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term A Note.

THIS TERM A NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: 1992 E. SILVERLAKE RD, TUCSON, AZ 85713, ATTENTION: KIRK COLLAMER, FACSIMILE: 520-903-1783.

THIS TERM A NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

SYNCARDIA SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B-3

FORM OF ADD-ON TERM NOTE

            , 201

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Add-On Term Loan made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Add-On Term Loan from the date of the Add-On Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made in Dollars in immediately available funds at the place specified in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Add-On Term Note is one of the Add-On Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Add-On Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Add-On Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Add-On Term Note and endorse thereon the date, amount and maturity of the Add-On Term Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Add-On Term Note.

THIS ADD-ON TERM NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: 1992 E. SILVERLAKE RD, TUCSON, AZ 85713, ATTENTION: KIRK COLLAMER, FACSIMILE: 520-903-1783.

THIS ADD-ON TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

SYNCARDIA SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B-4

FORM OF WARRANT

THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION, AND THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT THE PROPOSED TRANSACTION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AND APPLICABLE STATE SECURITIES LAWS.

SYNCARDIA SYSTEMS, INC.

SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT

Date of Issuance: March 5, 2013	Certificate No. W-[1] [2]

THIS IS TO CERTIFY that [ATHYRIUM OPPORTUNITIES FUND (A) LP][ATHYRIUM OPPORTUNITIES FUND (B) LP], a Delaware limited partnership, and its permitted transferees, successors and permitted assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from SYNCARDIA SYSTEMS, INC., a Delaware corporation (the “Company”), at the price of $6.15 per share (the “Exercise Price”), at any time after the date hereof (the “Commencement Date”) and expiring on March 5, 2023 (the “Expiration Date”), a number of shares of the fully paid and non-assessable Series E Preferred Stock of the Company equal to the Aggregate Number (as defined below and as such number may be adjusted as provided herein). This Series E Convertible Preferred Stock Purchase Warrant (this “Warrant”) is issued under and pursuant to that certain Credit Agreement, dated as of March 5, 2013, by and among the Company, the Holder, and the other parties thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in Section 11 hereof unless otherwise defined herein.

SECTION 1. The Warrant; Transfer and Exchange.

(a) The Warrant. This Warrant, and the rights and privileges of the Holder hereunder, may be exercised by the Holder in whole or in part as provided herein; shall survive any termination of the Credit Agreement; and, as more fully set forth in Sections 1(b) and 8 hereof, may, subject to the terms of the Registration Rights Agreement and this Warrant, be transferred by the Holder to any other Person or Persons who meet the requirements set forth herein and therein at any time or from time to time, in whole or in part, regardless of whether the Holder retains any or all rights under the Credit Agreement.

(b) Transfer and Exchanges. The Company shall initially record this Warrant on a register to be maintained by the Company with its other stock books and subject to Section 8 hereof, from time to time thereafter shall reflect the transfer of this Warrant on such register when surrendered for transfer in accordance with the terms hereof and properly endorsed, accompanied by appropriate instructions, and further accompanied by payment in cash or by check, bank draft or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid in connection with the transfer thereof. Upon any such transfer, a new warrant or warrants shall be issued to the transferee and the Holder (in the event this Warrant is only partially transferred) and the surrendered warrant shall be canceled. This Warrant may be exchanged at the option of the Holder, when surrendered at the Principal Office of the Company, for another warrant or other warrants of like tenor and representing in the aggregate the right to purchase a like number of shares of Series E Preferred Stock.

SECTION 2. Exercise.

(a) Right to Exercise. At any time after the Commencement Date and on or before the Expiration Date, the Holder, in accordance with the terms hereof, may exercise this Warrant, in whole at any time or in part from time to time, by delivering this Warrant to the Company during normal business hours on any Business Day at the Company’s Principal Office, together with the Notice of Exercise, in the form attached hereto as Exhibit A and made a part hereof (the “Notice of Exercise”), duly executed, and payment of the Exercise Price per share for each share purchased, as specified in the Notice of Exercise. The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the shares to be purchased (the “Exercise Amount”) shall equal the product of (i) the Exercise Amount multiplied by (ii) the Exercise Price. If the Expiration Date is not a Business Day, then this Warrant may be exercised on the next succeeding Business Day.

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds or as provided in Section 2(c), or a combination thereof. In the case of payment of all or a portion of the Aggregate Exercise Price pursuant to Section 2(c), the direction by the Holder to make a “Cashless Exercise” shall serve as accompanying payment for that portion of the Exercise Price.

(c) Cashless Exercise. The Holder shall have the right to pay all or a portion of the Aggregate Exercise Price by making a “Cashless Exercise”, in which case the portion of the Aggregate Exercise Price to be so paid shall be paid by reducing the number of shares of Series E Preferred Stock otherwise issuable pursuant to the Notice of Exercise by an amount equal to (i) the Aggregate Exercise Price to be so paid divided by (ii) the Fair Market Value Per Share.

(d) Issuance of Shares of Series E Preferred Stock. Upon receipt by the Company of this Warrant at its Principal Office in proper form for exercise, and accompanied by the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Holder shall be deemed to be the holder of record of the shares of Series E Preferred Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Series E Preferred Stock may not then be actually delivered. Within five Business Days after such surrender of this Warrant, delivery of the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Company shall issue and cause to be delivered to, or upon the written order of, the Holder (and in such name or names as the Holder may designate) a certificate or certificates for the Aggregate Number, subject to any reduction as provided in Section 2(c) for a Cashless Exercise.

(e) Fractional Shares. The Company may, but shall not be required to, deliver fractions of shares of Series E Preferred Stock upon exercise of this Warrant. If any fraction of a share of Series E Preferred Stock would be deliverable upon an exercise of this Warrant, the Company may, in lieu of delivering such fraction of a share of Series E Preferred Stock, make a cash payment to the Holder in an amount equal to the same fraction of the Fair Market Value Per Share determined as of the Business Day immediately preceding the date of exercise of this Warrant.

(f) Partial Exercise. In the event of a partial exercise of this Warrant, the Company shall issue to the Holder a Warrant in like form for the unexercised portion thereof which has not expired.

SECTION 3. Payment of Taxes. The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 6 hereof, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities issued or delivered upon exercise of this Warrant in a name other than that of the Holder in respect of which such shares or securities are issued.

SECTION 4. Replacement Warrant. In case this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of indemnity reasonably satisfactory to the Company.

SECTION 5. Option to Put.

(a) Put Rights. Subject to Section 5(g)(ii) and (iii), notwithstanding any other provision of this Warrant, the Holder may elect by giving the Company written notice thereof pursuant to Section 5(c) hereof, from time to time, after the occurrence of a Put Event (as defined in Section 5(b) hereof) and prior to the Expiration Date, to sell to the Company (at a price established pursuant to Section 5(d) hereof) this Warrant, and the Company shall be required to purchase this Warrant or portion thereof in accordance with the terms hereof.

(b) Put Events. Subject to Section 5(g)(ii) and (iii), the right of the Holder to require the Company to purchase this Warrant or any portion thereof under Section 5(a) hereof shall be exercisable upon or at any time after the occurrence of any of the following events or circumstances, or upon the agreement or authorization by or on behalf of the Company or any of its shareholders to undertake any of the following (each a “Put Event”):

(i) the occurrence of a Deemed Liquidation Event; or

(ii) the occurrence of an Event of Non-Compliance;

;provided, however, in the event that the Certificate of Incorporation contains any condition, provision or agreement that would directly or indirectly prohibit the performance of the Company’s obligations to redeem the Warrant under this Section 5 without the approval of any or all of the Company’s stockholders, the Company hereby covenants and agrees that it shall not consummate any transaction that would cause a Deemed Liquidation Event, nor shall it enter into any agreement or authorization by or on behalf of the Company or any of its stockholders to undertake any transaction that would cause a Deemed Liquidation Event, unless the stockholders of the Company resolve and agree to permit the performance of the Company’s obligations to redeem the Warrant under this Section 5 contemporaneously with such transaction. Notwithstanding anything to the contrary contained in this Warrant, and in addition to any other remedies the Holder has hereunder in respect thereof, failure by the Company to fully comply with the requirements of this Section 5(b) (i) shall render the Holders obligations under Section 12 hereof null and void and (ii) cause the Company to issue a promissory note the Holder in accordance with Section 6(g)(iii)(D) hereof.

(c) Put Notice. The Holder shall give notice of exercise (the “Put Notice”) of the option under Section 5 hereof to put this Warrant to the Company in the manner described in Section 18. Such notice shall be delivered (such date of mailing or delivery being the “Put Exercise Date”) not less than 30 days prior to the date set forth in the notice as the date fixed for redemption (the “Put Redemption Date”), to the Company at its Principal Office. All redemption notices shall set forth the Put Redemption Date and the portion of this Warrant to be redeemed.

(d) Put Redemption Price. The purchase price (the “Put Redemption Price”) of the Warrant or any portion thereof to be redeemed by the Company hereunder shall be calculated for the purposes of a redemption under this Section 5 as of the Put Exercise Date (the “Put Redemption Price Calculation Date”) and shall be equal to the product of (A) the difference of (1) the Put Price Per Share minus (2) the Exercise Price per share then in effect multiplied by (B) the number of Warrant Shares to be redeemed. The “Put Price Per Share” shall mean an amount equal to the Trigger Price Per Share of the remaining unexercised portion of this Warrant on the Put Redemption Price Calculation Date.

(e) Closing. On the Put Redemption Date, the Holder shall surrender this Warrant to the Company at its Principal Office or such other place as may be reasonably agreed upon by the Holder and the Company on tender by the Company of the Put Redemption Price in cash or other immediately available funds. Payment of the Put Redemption Price shall only be out of Legally Available Funds. In the event any appraisal to be conducted in connection with the determination of Fair Market Value Per Share has not been completed five Business Days prior to the Put Redemption Date, the Put Redemption Date shall be postponed until five Business Days after the completion of such appraisal.

(f) Partial Redemption; Rights Upon Full or Partial Exercise. If this Warrant is redeemed only in part, the Company shall issue a new warrant or warrants for the remaining portion of the warrant, which warrant shall be registered in the name of and delivered to the appropriate holder. Upon exercise of this Warrant in full, the rights under this Section 5 shall terminate. Upon exercise of this Warrant in part, the rights under this Section 5 shall terminate with respect to the Warrant Shares obtained upon such exercise.

(g) No Restrictive Agreements: Legally Available Funds.

(i) Covenant Not to Impair Put Rights. Subject to Section 5(b) and except as set forth in the Certificate of Incorporation, the Company covenants and agrees that, after the date hereof, it shall not, without the prior written consent of the Holder, enter into or agree to become subject to specific or direct contractual term, condition, provision or agreement that would specifically prohibit the performance of the Company’s obligations to redeem this Warrant under this Section 5.

(ii) Remedial Action. Upon receipt of a Put Notice, if the Company believes that at the time of the Put Redemption Date, the Company would not have sufficient Legally Available Funds to perform its obligations under this Section 5, then the Company shall promptly use commercially reasonable efforts to cause such Legally Available Funds to become available in any manner permitted or contemplated by the applicable governing law and the Certificate of Incorporation. If, notwithstanding the Company’s commercially reasonable efforts pursuant hereto, the Company is unable to fulfill its obligations under this Section 5 because of insufficient Legally Available Funds, the Company shall give prompt written notice thereof to the Holder specifying in reasonable detail the nature thereof and the extent, if any, to which the Company would be able to fulfill its obligations under this Section 5.

(iii) Holder Options. If any Restrictions on Purchase exist on the proposed Put Redemption Date, the Holder may elect pursuant to written notice given by the Holder to the Company: (A) to the extent such Restrictions on Purchase are those described in Section 5(b), to take such actions as are set forth in Section 5(b) hereof, (B) that each Holder’s put rights pursuant to the Put Notice shall remain exercised and the Put Redemption Date shall be deferred until any of the first five Business Days after all such Restrictions on Purchase cease to exist; provided, that, as and to the extent that such Restrictions on Purchase cease to exist, the Company shall promptly make partial payments of the Put Redemption Price to the Holder, in which case there shall be a series of redemptions, each of which shall take place not more than five Business Days after such Restrictions on Purchase have ceased to exist to an extent that would permit such partial payments of the Put Redemption Price in increments of not less than $25,000; (C) the exercise of the put rights pursuant to Section 5(a) shall be rescinded in whole or in part at the sole option of the Holder (with the result that the Holder may require the Company to redeem this Warrant or any portion hereof at any time thereafter until the Expiration Date); or (D) to the extent the Company is unable to pay the Put Redemption Price in compliance with the terms of this Section 5, or otherwise fails to comply with the provisions of Section 5(b) hereof, such Put Redemption Price shall be paid by delivery to the Holder hereof of a promissory note of the Company dated the date of the applicable Put Redemption Date, (1) having a term of one year from the date thereof, (2) providing for a single payment of principal at the end of its term, (3) bearing interest at a rate per annum (computed for the actual number of days elapsed on the basis of a 360-day year) equal to 20% or the highest amount permitted under applicable law, (4) payable with monthly cash interest payments and (5) allowing for prepayment at any time without premium or penalty.

SECTION 6. Adjustments to Aggregate Number; Distributions.

Following the Full-Ratchet Period, under certain conditions, the Aggregate Number is subject to adjustment as set forth in this Section 6. No adjustment to the Aggregate Number shall occur during the Full-Ratchet Period.

(a) Adjustments. The Aggregate Number (following the Full-Ratchet Period only) and Exercise Price, after taking into consideration any prior adjustments pursuant to this Section 6, shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Aggregate Number and Exercise Price hereunder.

(i) Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time the Company shall:

(A) issue to the holders of its shares of Series E Preferred Stock a dividend paid in, or other distribution of, shares of Series E Preferred Stock (a “Stock Dividend”),

(B) subdivide its outstanding shares of Series E Preferred Stock into a larger number of shares of Series E Preferred Stock, including without limitation by means of a stock split (a “Stock Subdivision”), or

(C) combine its outstanding shares of Series E Preferred Stock into a smaller number of shares of Series E Preferred Stock (a “Stock Combination”),

then the Aggregate Number in effect immediately prior thereto shall be (1) proportionately increased in the case of a Stock Dividend or a Stock Subdivision and (2) proportionately decreased in the case of a Stock Combination, and the Exercise Price shall be proportionately adjusted. In the event the Company shall declare or pay, without consideration, any dividend on the Series E Preferred Stock paid in any right to acquire Series E Preferred Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Series E Preferred Stock.

(ii) Notices of Other Distributions. The Company shall provide the Holder with 10 days prior written notice of any issuance by the Company to the holders of its shares of Series E Preferred Stock of any dividend or other distribution not covered by Section 6(a)(i) above (collectively, a “Distribution”) of:

(A) cash,

(B) any evidences of its indebtedness (other than Convertible Securities), any shares of its Capital Stock (other than additional shares of Series E Preferred Stock or other Convertible Securities) or any other securities or property of any nature whatsoever (other than cash), or

(C) any options, warrants or other rights to subscribe for or purchase any of the following: any evidences of its indebtedness (other than Convertible Securities), any shares of its Capital Stock (other than additional shares of Series E Preferred Stock or other Convertible Securities) or any other securities or property of any nature whatsoever.

A reclassification of the Series E Preferred Stock into shares of any other class of stock shall be deemed a Distribution by the Company to the holders of its Series E Preferred Stock of such shares of such other class of stock and, if the outstanding shares of Series E Preferred Stock shall be changed into a larger or smaller number of shares of Series E Preferred Stock as a part of such reclassification, such event shall be deemed a Stock Subdivision or Stock Combination, as the case may be, of the outstanding shares of Series E Preferred Stock within the meaning of Section 6(a)(i) hereof.

(iii) Issuance of Common Stock. If at any time or from time to time following the Full-Ratchet Period the Company shall (except as provided in Section 6(a)(i) or (ii) or as hereinafter provided in this Section 6(a)(iii)) issue or sell any additional shares of Common Stock for a consideration per share less than the Trigger Price Per Share (other than Exempt Issuances, which shall not result in adjustments pursuant to this Section 6(a)(iii)), then, effective on the date specified below, the Aggregate Number shall be adjusted by multiplying (A) the Aggregate Number immediately prior thereto by (B) a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to the issuance of such shares of Common Stock and (y) the number of such additional shares of Common Stock so issued, and the denominator of which shall be the sum of (p) the number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to the issuance of such additional shares of Common Stock and (q) the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at the Trigger Price Per Share. The date as of which the Trigger Price Per Share shall be computed shall be the earlier of the date on which the Company shall enter into a firm contract or commitment for the issuance of such additional shares of Common Stock or the date of actual issuance of such additional shares of Common Stock.

No adjustment of the Aggregate Number shall be made under this Section 6(a)(iii) upon the issuance of any additional shares of Common Stock which are issued pursuant to (1) any Exempt Issuances, (2) the exercise of other subscription or purchase rights or (3) the exercise of any conversion or exchange rights in any Convertible Securities, provided that for purposes of clauses (2) or (3) an adjustment shall previously have been made upon the issuance of such other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 6(a)(iv) hereof.

(iv) Convertible Securities. If at any time or from time to time (following the Full-Ratchet Period) the Company shall in any manner (whether directly, by assumption in a merger in which the Company is the surviving corporation and in which the stockholders of the Company immediately prior to the merger continue to own more than 50% of the Outstanding Common Stock on a Fully-Diluted Basis immediately after the merger and for a period of 180 days thereafter, or otherwise) issue or sell Convertible Securities (or any warrants, options or other rights to subscribe for Convertible Securities or Common Stock (other than Exempt Issuances, which shall not result in adjustments pursuant to this Section 6(a)(iv))), whether or not the rights to subscribe, exchange or convert thereunder are immediately exercisable, and the consideration per share for the additional shares of Common Stock which may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Trigger Price Per Share, then the Aggregate Number shall be adjusted as provided in Section 6(a)(iii) hereof on the basis that (A) the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities or pursuant to all such warrants, options or other rights shall be deemed to have been issued as of the date of the determination of the Trigger Price Per Share as herein provided and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such additional shares of Common Stock pursuant to the terms of such Convertible Securities (or any warrants or options or other rights to subscribe for Common Stock or Convertible Securities). For purposes of this Section 6(a)(iv), the effective date of such adjustment and the date as of which the Trigger Price Per Share shall be computed shall be the earliest of (1) the date on which the Company shall enter into a firm contract or commitment for the issuance of such Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities), and (2) the date of actual issuance of such Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities).

(v) Subsequent Adjustments. If at any time after an adjustment of the Aggregate Number has been made pursuant to Section 6(a)(iv) hereof on the basis of the issuance of Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities or Common Stock), or after any new adjustments of the Aggregate Number shall have been made pursuant to this Section 6(a)(v),

(A) such warrants, options or rights or the right of conversion or exchange in such Convertible Securities shall expire, and all or any portion of such warrants, options or rights, or the right of conversion or exchange in respect of all or any portion of such Convertible Securities, as the case may be, shall not have been exercised prior to such expiration; and/or

(B) in the case of adjustments made pursuant to Section 6(a)(iv), the consideration per share for which shares of Common Stock are issuable pursuant to such warrants, options or rights per the terms of such Convertible Securities shall be irrevocably increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the arrival of a specified date or the happening of a specified event, such previous adjustment shall be rescinded and annulled and the adjustments to the Aggregate Number which were deemed to have occurred by virtue of Section 6(a)(iv) or Section 6(a)(v) shall no longer be deemed to have occurred by virtue of Section 6(a)(iv) or Section 6(a)(v). Simultaneously therewith, a recomputation shall be made of the effect of such Convertible Securities or warrants, options or rights on the determination of the Aggregate Number, which shall be made on the basis of:

(1) treating the number of additional shares of Common Stock, if any, actually issued pursuant to the previous exercise of such warrants, options or rights or such right of conversion or exchange as having been issued on the date or dates of such exercise and, in the case of a recomputation of a calculation originally made pursuant to Section 6(a)(iv), for the consideration actually received and receivable therefor; and

(2) in the case of a recomputation of a calculation originally made pursuant to Section 6(a)(iv), treating any such warrants, options or rights or any such Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such irrevocable increase of the consideration per share for which shares of Common Stock are issuable under such warrants, options or rights or Convertible Securities;

and, if and to the extent called for by the foregoing provisions of this Section 6(a)(v) on the basis aforesaid, a new adjustment of the Aggregate Number shall be made, such new adjustment shall supersede the previous adjustment so rescinded and annulled.

(vi) Exempt Issuances. The provisions of Sections 6(a)(iii) and 6(a)(iv) shall not apply to any issuance of additional shares of Common Stock or Convertible Securities (A) for which an adjustment is otherwise provided under Section 6(a)(i) hereof, (B) pursuant to the exercise of this Warrant (or any Warrant issued as a replacement for this Warrant or upon the transfer or partial exercise hereof) in whole or in part, or the conversion of any Convertible Securities outstanding as of the date hereof, (C) pursuant to the exercise of any subscription or purchase rights, or the exercise of any conversion or exchange rights in any Convertible Securities, so long as an adjustment shall previously have been made upon the issuance of such rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 6(a)(iv) hereof, (D) pursuant to the issuance of shares of Common Stock or Convertible Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company’s Board of Directors, issued after the date hereof, (E) Common Stock or Convertible Securities issued to banks, equipment lessors, other financial institutions or entities in the business of making loans, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Company’s Board of Directors, (F) any Common Stock or Convertible Securities issued or issuable pursuant to any rights or agreements, options, warrants or Convertible Securities outstanding as of the date hereof, (G) any equity securities that are issued by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended, (H) Any Series E Preferred Stock and warrants to purchase Series E Preferred Stock issued in connection with the offering of Series E Preferred Stock (including any Convertible Securities issued or issuable upon exercise of such warrants), (I) the issuance of shares of Common Stock or Convertible Securities as consideration in connection with the acquisition of all or a controlling interest in another business (whether by merger, purchase of stock or assets or otherwise) if such issuance is approved by the Company’s Board of Directors, (J) the issuance of shares of Common Stock or Convertible Securities issued in connection with arm’s length strategic transactions involving the Company and approved by the Company’s Board of Directors, including without limitation joint ventures, collaboration, manufacturing, marketing, promotion, distribution, technology transfer or development arrangements or (K) for which an adjustment to the Series E Conversion Price (as defined in the Certificate of Incorporation) is otherwise provided under the Certificate of Incorporation (the issuances in subsections (A)-(K) collectively, the “Exempt Issuances”).

(vii) Miscellaneous. The following provisions shall be applicable to the making of adjustments of the Aggregate Number provided above in this Section 6(a) following the Full-Ratchet Period:

(A) The sale or other disposition of any issued shares of Series E Preferred Stock or Common Stock owned or held by or for the account of the Company or any of its Subsidiaries shall be deemed an issuance thereof for the purposes of this Section 6(a).

(B) To the extent that any additional shares of Common Stock or any Convertible Securities or any warrants, options or other rights to subscribe for or purchase any additional shares of Common Stock or any Convertible Securities (1) are issued solely for cash consideration, the consideration received by the Company therefor shall be deemed to be the amount of the cash received by the Company therefor, (2) are offered by the Company for subscription, the consideration received by the Company shall be deemed to be the subscription price or (3) are sold to underwriters or dealers for public offering, the net consideration (after giving effect to underwriting discounts or sales commissions) received by the Company shall be deemed to be the consideration received by the Company therefor, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends. To the extent that such issuance shall be for a consideration other than cash, or partially for cash and partially for other consideration, then, except as otherwise expressly provided herein, the amount of such consideration shall be deemed to be the fair market value of such consideration (plus, if applicable, the amount of such cash) at the time of such issuance, determined in the manner set forth in the definition of “Fair Market Value Per Share”.

The consideration for any shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be equal to (x) the consideration received by the Company for issuing any warrants, options or other rights to subscribe for or purchase such Convertible Securities, plus (y) the consideration paid or payable to the Company in respect of the subscription for or purchase of such Convertible Securities, plus (z) the consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange of such Convertible Securities.

In case of the issuance at any time of any additional shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Series E Preferred Stock, the Company shall be deemed to have received for such additional shares of Series E Preferred Stock or other Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

(C) The adjustments required by the preceding paragraphs of this Section 6(a) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Aggregate Number that would otherwise be required shall be made (except in the case of a Stock Subdivision or Stock Combination, as provided for in Section 6(a)(i) hereof) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least one share to or from the Aggregate Number immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6(a) and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(D) In computing adjustments under this Section 6(a), fractional interests in Series E Preferred Stock or Common Stock, as the case may be, shall be taken into account to the nearest one-thousandth of a share.

(E) If the Company shall take a record of the holders of its Capital Stock for the purpose of entitling them, as applicable, to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(F) Notwithstanding any other provision of this Section 6(a) or any other provision of this Warrant, at no time shall adjustments be made to the Aggregate Number if the Holder is diluted in any manner (economically or otherwise) due to the adoption, creation, existence or amendment of any option plans, equity-based bonus plans, stock plans, stock appreciation rights plan or similar contractual obligations by or of the Company or any of the Company’s Subsidiaries (or issuance and/or exercise of any securities thereunder) whether or not such securities are issued at or below Trigger Price Per Share.

(b) Changes in Series E Preferred Stock. Subject to Section 12 hereof and specifically excluding the conversion of the Series E Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Incorporation, in case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Series E Preferred Stock) in connection with which the Series E Preferred Stock shall be changed into or exchanged for different securities of the Company or Capital Stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing, but in each case excluding any Deemed Liquidation Event (each such transaction (excluding (i) any Deemed Liquidation Event and (ii) the conversion of the Series E Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Incorporation) being herein called a “Transaction”), then as a condition of the consummation of the Transaction, the Company shall provide either (i) new warrant in form and substance similar to, and in exchange for, this Warrant to purchase all or a portion of such securities or (ii) such other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised this Warrant immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 6). The Company will not effect any Transaction in which it is not the surviving entity unless prior to consummation thereof each corporation or other entity (other than the Company) which may be required to deliver any new warrant, securities or other property as provided herein assume, by written instrument delivered to the Holder, the obligation to deliver to such Holder such new warrant, securities or other property as in accordance with the foregoing provisions such Holder may be entitled to receive and such corporation or entity shall have similarly delivered to the Holder an opinion of counsel for such corporation or entity, satisfactory to the Holder, which opinion shall state that all of the terms of the new warrant or this Warrant shall be enforceable against the Company and such corporation or entity in accordance with the terms hereof and thereof, together with such other matters as the Holder may reasonably request. The foregoing provisions of this Section 6(b) shall similarly apply to successive Transactions.

(c) Other Action Affecting Series E Preferred Stock; Conversion Price Adjustments.

(i) In case at any time or from time to time following the Full-Ratchet Period the Company shall take any action of the type contemplated in Section 6(a) or (b) hereof but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features or amending the terms of any existing Capital Stock (but specifically excluding any Exempt Issuance)), then, unless in the opinion of the Company’s Board of Directors such action will not have an adverse effect upon the rights of the Holder (taking into consideration, if necessary, any prior actions which the board of directors deemed not to materially adversely affect the rights of the Holder), the Aggregate Number shall be adjusted in such manner and at such time as the Company’s Board of Directors may in good faith determine to be equitable in the circumstances.

(d) Notices.

(i) Notice of Proposed Actions. In case the Company shall propose (A) to pay any dividend payable in stock of any class to the holders of its Series E Preferred Stock or to make any other distribution to the holders of its Series E Preferred Stock, (B) to offer to the holders of its Series E Preferred Stock rights to subscribe for or to purchase any Convertible Securities, rights to acquire Convertible Securities or Capital Stock or additional shares of Series E Preferred Stock or shares of stock of any class or any other securities, warrants, rights or options, (C) to effect any reclassification of its Series E Preferred Stock, (D) to effect any recapitalization, stock subdivision, stock combination or other capital reorganization, (E) to effect any consolidation or merger, share exchange, or sale, lease or other disposition of all or substantially all of its property, assets or business, (F) to effect the liquidation, dissolution or winding up of the Company, (G) to make a Distribution, or (H) to effect any other action which would require an adjustment under this Section 6, then in each such case the Company shall give to the Holder written notice of such proposed action, which shall specify the proposed date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the proposed date on which such reclassification, reorganization, consolidation, merger, share exchange, sale, transfer, disposition, liquidation, dissolution, winding up or other transaction is to take place and the date of participation therein by the holders of Series E Preferred Stock, if any such date is to be fixed, or the proposed date on which the transfer of Series E Preferred Stock is to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Series E Preferred Stock and on the Aggregate Number after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (A) or (B) above at least 15 days prior to the record date for determining holders of the Series E Preferred Stock for purposes of such action and, in the case of any other such action, at least 15 days prior to the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Series E Preferred Stock.

(ii) Adjustment Notice. Whenever the Aggregate Number is to be adjusted pursuant to this Section 6, unless otherwise agreed by the Holder, the Company shall promptly (and in any event within 10 Business Days after the event requiring the adjustment) prepare and deliver to the Holder a certificate signed by the chief financial officer of the Company, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated. The certificate shall set forth, if applicable, a description of the basis on which the board of directors in good faith determined, as applicable, the Fair Market Value Per Share, the fair market value of any evidences of indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights, or other property or the equitable nature of any adjustment under Section 6(b) or (c) hereof, and, in each case, if applicable, the new Aggregate Number and any new securities or property to which the Holder is entitled.

SECTION 7. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation, Stockholders Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation the adjustments required under Section 6 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Holder against impairment under this Warrant. Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary (including by way of implication), the Company (a) will not increase the par value of any shares of Series E Preferred Stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (b) will take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Series E Preferred Stock upon the exercise of this Warrant, and (c) will not waive, or permit the waiver of, any right of the Holder as a holder of this Warrant under the Certificate of Incorporation without the prior written consent of the Holder. The Holder acknowledges and agrees that nothing in this Section 7 shall prohibit (i) the Company from engaging in any Deemed Liquidation Event or taking any actions related thereto or (ii) converting the Series E Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Incorporation or taking any actions related thereto.

SECTION 8. Transfers of the Warrant.

(a) Generally. Subject to the restrictions set forth in this Section 8 and in the Registration Rights Agreement, the Holder may at any time and from time to time freely transfer this Warrant and the Warrant Shares in whole or in part to any Person. This Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act and except as provided in the Registration Rights Agreement, nothing herein contained shall be deemed to require the Company to so register this Warrant or the Warrant Shares. This Warrant and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein and in the Credit Agreement and to the provisions and conditions contained in the Registration Rights Agreement, and every Holder hereof by accepting the same agrees with the Company to such provisions and conditions, and represents to the Company as follows:

(i)	this Warrant has been acquired and the Warrant Shares will be acquired for the account of the Holder for investment purposes and not with a view to or for sale in connection with any distribution thereof;

(ii)	the Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; and

(iii)	the Holder is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company; Holder understands that investment in the Warrant (and any Warrant Shares it acquires) involves substantial risks; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

(b) Compliance with Securities Laws. The Holder agrees that this Warrant and the Warrant Shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and such state securities laws.

(c) Restrictive Securities Legend. The certificate(s) representing the Warrant Shares shall bear (and the Holder shall be bound by the provisions set forth in) the restrictive legends set forth below:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF A REGISTRATION RIGHTS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND THE HOLDER, AND ANY AMENDMENTS THERETO WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER PROMPTLY UPON WRITTEN REQUEST.”

“THE SHARES REPRESENTED BY THE WITHIN CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

SECTION 9. Covenants.

The Company hereby covenants to the Holder that so long as Holder holds this Warrant or any Warrant Shares:

(a) Annual Financial Statements. The Company shall deliver as soon as available, and in any event within one hundred and eighty (180) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year (and setting forth detail for each fiscal quarter of such final year), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. The rights under this Section 9(a) will terminate upon (i) a Deemed Liquidation Event or (ii) the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Initial Public Offering or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(b) Quarterly Financial Statements The Company shall deliver as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by an officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

The rights under this Section 9(b) will terminate upon (i) a Deemed Liquidation Event or (ii) the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Initial Public Offering or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(c) Visits and Inspections. The Company shall permit representatives and independent contractors of the Holder to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Company; provided, that, the Holder shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Non-Compliance; provided, further, that, when an Event of Non-Compliance exists the Holder (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided, further, that, the Company shall only be obligated under this Section 9(c) if the Holder is (i) subject to the confidentiality provisions contained in the Credit Agreement, which the Holder hereby acknowledges shall govern the receipt of information in connection with its exercise of rights under this Section 9(c) or (ii) obligated, at such time, under a non-disclosure or similar agreement with the Company on substantially similar terms as contained in the confidentiality provisions in the Credit Agreement. The Holder shall ensure that any such representatives and/or independent contractors are similarly obligated by the confidentiality provisions contained in the Credit Agreement or a non-disclosure or similar agreement with the Company on substantially similar terms as contained in the confidentiality provisions in the Credit Agreement. The rights under this Section 9(c) will terminate upon (i) a Deemed Liquidation Event or (ii) the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Initial Public Offering or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(d) Certain Amendments. The Company will not, and will not permit or cause any of its Subsidiaries to amend, modify or change any provision of its articles or certificate of incorporation, bylaws, the Registration Rights Agreement, the Stockholders Agreement or the terms of any class or series of its Capital Stock to the extent such amendment, modification or change would (i) have an adverse effect (economically or otherwise) on the Holder (in its capacity solely as a holder of this Warrant and the Warrant Shares); it being understood that no such adverse effect shall be deemed to have occurred solely by reason of, or resulting from, the authorization or designation (whether by amendment of the Certificate of Incorporation, filing of a certificate of designation or otherwise), or issuance, of any additional shares of an existing series of preferred stock or of shares of a new series of preferred stock (whether or not the voting powers, preferences or other special rights or privileges or restrictions of such new shares or series are senior to, pari passu with or junior to those of the existing series of preferred stock).

(e) Limitation on Certain Restrictions. Except as set forth in the Certificate of Incorporation, the Company will not, and will not permit or cause any of its Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any restriction or encumbrance (other than the Credit Documents and the Loan Documents) on the ability of the Company and any such Subsidiaries to perform and comply with their respective obligations under this Warrant.

(f) Transactions With Affiliates. The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, (i) enter into, or be a party to, any transaction with any of its Affiliates, or (ii) in connection with any transaction with any of its Affiliates, amend, modify or change any provision of its articles or certificate of incorporation, bylaws of the terms of any class or series of its

Capital Stock, except in each case pursuant to the reasonable requirements of its business and upon fair and reasonable terms and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person who is not an Affiliate.

(g) No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder or any of its Affiliates in its capacity as a lender to the Company pursuant to any agreement under which the Company has borrowed money from the Holder. Without limiting the generality of the foregoing, the Holder, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect equity holder of the Company, (ii) the equity of the Company or (iii) any duty it may have to any other direct or indirect equity holder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

(h) Registration Under Securities Act of 1933, as amended. The Company agrees that the Warrant Shares shall have certain “piggyback” registration rights pursuant to and as set forth in the Registration Rights Agreement.

(i) Costs and Expenses. The Company agrees to pay upon demand (including, without limitation, reasonable attorneys’ fees and expenses) (a) all reasonable out-of-pocket costs and expenses of the Holder in connection with the preparation, negotiation, execution and delivery of any amendment, modification or waiver of this Warrant or consent with respect hereto, and (b) all reasonable out of pocket costs and expenses of the Holder in connection with the delivery of any and all opinions required solely by the Company pursuant to Section 8 hereof (which such opinion may be prepared and delivered, at the Company’s option, by counsel to the Company).

(j) Regulatory Requirements and Restrictions. In the event of any reasonable determination by the Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), the Holder is effectively restricted or prohibited from holding this Warrant or the Warrant Shares (including any shares of Capital Stock or other securities distributable to the Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realizing upon or receiving the benefits intended under this Warrant, the Company shall, and shall use its commercially reasonable efforts to have its stockholders take such action as the Holder and the Company shall jointly agree in good faith to be necessary to permit the Holder to comply with such Regulatory Requirement.

(k) Validly Issued Shares. The Company covenants that all shares of Series E Preferred Stock that may be issued upon exercise of this Warrant, assuming full payment of the Aggregate Exercise Price (including those issued pursuant to Section 6 hereof) shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free from all stamp taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever (other than security interests, encumbrances and claims to which the Holder is subject prior to or upon the issuance of this Warrant, restrictions under applicable federal and/or state securities laws and other transfer restrictions described herein).

(l) Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Series E Preferred Stock as shall be sufficient to enable the Company to issue Series E Preferred Stock upon exercise of this Warrant.

SECTION 10. Events of Non-Compliance and Remedies.

(a) Events of Non-Compliance. If the Company fails to keep and fully and promptly perform and observe in all material respects any of the terms, covenants or representations contained or referenced herein within 10 days from the earlier to occur of (A) written notice from the Holder specifying what failure has occurred, or requesting that a specified failure be remedied or (B) the chief executive officer, treasurer or president of the Company becoming aware of such failure (an “Event of Non-Compliance”), the Holder shall be entitled to the remedies set forth in subsection (b) hereof.

(b) Remedies. On the occurrence of an Event of Non-Compliance, in addition to any remedies the Holder may have under applicable law, the Holder may bring any action for injunctive relief or specific performance of any term or covenant contained herein, the Company hereby acknowledging that an action for money damages may not be adequate to protect the interests of the Holder hereunder.

SECTION 11. Definitions.

As used herein, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings. Capitalized terms not appearing below and not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

“Affiliate” has the meaning set forth in the Credit Agreement.

“Aggregate Exercise Price” has the meaning set forth in Section 2(a).

“Aggregate Number” means the aggregate number of shares of Series E Preferred Stock which may be purchased pursuant to this Warrant, which shall be calculated as follows:

(a) At any time during the Full-Ratchet Period, the “Aggregate Number” shall be equal to (i) the number of shares of Series E Preferred Stock that constitutes, as of any such date of determination, 0.499306102% of all issued and outstanding shares of Capital Stock of the Company on a Fully-Diluted basis (as defined below), less (ii) the number of shares of Series E Preferred Stock acquired during the Full-Ratchet Period pursuant to all partial exercises of this Warrant (as such number may be adjusted for stock splits, stock combinations and similar transactions).

(b) At any time following the end of the Full-Ratchet Period, the “Aggregate Number” shall be equal to the number of shares of Series E Preferred Stock obtained pursuant to the calculation set forth in clause (a) above, as of the last day of the Full-Ratchet Period (as such number may be adjusted following the Full-Ratchet Period as provided herein).

“Business Day” has the meaning set forth in the Credit Agreement.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Certificate of Incorporation” means the Ninth Amended and Restated Certificate of Incorporation of the Company, dated as of March 4, 2013, as the same may further be amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with its terms.

“Closing Price Per Share” equals $6.15 per share, subject to proportional adjustments upon the occurrence of an event specified in Section 6(a)(i).

“Commencement Date” has the meaning set forth in the Preamble.

“Common Stock” includes (a) the Common Stock of the Company, par value $0.01 per share, as described in the Certificate of Incorporation, (b) any other class of Capital Stock of the Company hereafter authorized having the right to share in distributions either of earnings or assets without limit as to amount or percentage or (c) any other Capital Stock of the Company into which such Common Stock is reclassified or reconstituted.

“Company” has the meaning set forth in the Preamble.

“Convertible Securities” means evidences of indebtedness, shares of stock or other securities (including, but not limited to any preferred stock, options and warrants) which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock or any stock or securities convertible into or exchangeable for Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.

“Credit Agreement” has the meaning set forth in the Preamble.

“Deemed Liquidation Event” means any of the following events (i) a merger or consolidation in which (A) the Company is a constituent party or a subsidiary of the Company is a constituent party, and (B) the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, provided that a Deemed Liquidation Event shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

“Distribution” has the meaning set forth in Section 6(a)(ii).

“Event of Non-Compliance” has the meaning set forth in Section 10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Exempt Issuances” has the meaning set forth in Section 6(a)(vi).

“Exercise Amount” has the meaning set forth in Section 2(a).

“Exercise Price” has the meaning set forth in the Preamble.

“Expiration Date” has the meaning set forth in the Preamble.

“Fair Market Value Per Share” means, as of a particular date, the fair market value per share as determined by the disinterested members of the Company’s Board of Directors in good faith within 10 days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to the Holder. Such determination shall be binding on the Holder unless the Holder objects thereto in writing within 10 Business Days of receipt. In the event the Holder objects to the determination of “Fair Market Value Per Share” by the Company’s Board of Directors (such objection to be made within 10 Business Days of the Holder’s receipt of written notice of such determination), then the Fair Market Value Per Share shall be determined by a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) mutually selected by the Company and the Holder, the fees and expenses of which shall be paid 50% by the Company and 50% by the Holder unless such determination results in a Fair Market Value Per Share more than 110% of the Fair Market Value Per Share initially determined by the Company’s Board of Directors in which case such fees and expenses shall be borne by the Company or results in a Fair Market Value Per Share less than 90% of the Fair Market Value Per Share initially determined by the Company in which case such fees and expenses shall be paid by the Holder. Any selection of a disinterested appraiser shall be made in good faith within three Business Days after the Holder provides written notice to the Company of its objection to the determination of Fair Market Value Per Share and any determination of Fair Market Value Per Share by a disinterested appraiser shall be made within 10 Business Days of the date of selection. Notwithstanding the foregoing, during such time that the Common Stock of the Company is listed for trading on a Principal Market, the “Fair Market Value Per Share” shall equal the closing price of a share of the Company’s Common Stock as reported on the Company’s Principal Market for the trading day immediately before the applicable date.

“Full-Ratchet Period” means the period beginning on the date hereof and ending on September 5, 2014.

“Fully-Diluted” means as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding options (including all options either granted or available to be granted under any option plans, equity-based bonus plans, stock plans, stock appreciation rights plan or similar contractual obligations by or of the Company or any of the Company’s Subsidiaries), warrants and other rights for the purchase or other acquisition of Common Stock as having been exercised and by treating all outstanding Convertible Securities as having been so converted.

“Holder” has the meaning set forth in the Preamble.

“Initial Public Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Legally Available Funds” means, with respect to any redemption of this Warrant pursuant to Section 5 hereof, the amount of funds of the Company legally available for such redemption as required under the applicable governing law.

“Notice of Exercise” has the meaning set forth in Section 2(a).

“Outstanding Common Stock” of the Company means, as of the date of determination, the sum (without duplication) of the following: (a) the number of shares of Common Stock then outstanding at the date of determination and (b) the number of shares of Common Stock then issuable upon the exercise or conversion of Convertible Securities and any warrants, options or other rights to subscribe for or purchase Common Stock or other Convertible Securities (but excluding any unvested options and securities not then exercisable for or convertible into Common Stock).

“Person” has the meaning set forth in the Credit Agreement.

“Principal Market” means the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, New York Stock Exchange, Inc., the American Stock Exchange, the OTC Bulletin Board or and any successor exchanges thereto, whichever is at the time the principal trading exchange or market for the Company’s Common Stock.

“Principal Office” means the Company’s principal office as set forth in Section 18 hereof or such other principal office of the Company in the United States of America the address of which first shall have been set forth in a notice to the Holder.

“Put Event” has the meaning set forth in Section 5(b).

“Put Notice” has the meaning set forth in Section 5(c).

“Put Price Per Share” has the meaning set forth in Section 5(d).

“Put Redemption Date” has the meaning set forth in Section 5(c).

“Put Redemption Price” has the meaning set forth in Section 5(d).

“Put Redemption Price Calculation Date” has the meaning set forth in Section 5(d).

“Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof by and between the Company and the Holder (as amended, restated, supplemented or otherwise modified from time to time).

“Restrictions on Purchase” means the occurrence of any of the following at the time of the closing of a redemption under Section 5: (i) the redemption of the Warrant is prohibited by the terms of the Certificate of Incorporation, (ii) the redemption of the Warrant is prohibited by the Credit Agreement (unless such prohibition has been expressly waived by the requisite lenders thereunder) or (iii) the Company would not have sufficient Legally Available Funds to redeem the Warrant or any portion thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Series E Preferred Stock” means (a) the Series E Convertible Preferred Stock of the Company, par value $0.01 per share, as described in the Certificate of Incorporation or (b) any other Capital Stock into which such Series E Preferred Stock is reclassified or reconstituted.

“Stock Combination” has the meaning set forth in Section 6(a)(i)(C).

“Stock Dividend” has the meaning set forth in Section 6(a)(i)(A).

“Stock Subdivision” has the meaning set forth in Section 6(a)(i)(B).

“Stockholders Agreement” means that certain Eighth Amended and Restated Stockholders’ Agreement, dated as of March 1, 2013, by and among the Company and the stockholders of the Company from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Subsidiary” has the meaning set forth in the Credit Agreement.

“Transaction” has the meaning set forth in Section 6(b).

“Trigger Price Per Share” means the value equal to the greater of (i) Fair Market Value Per Share and (ii) the Closing Price Per Share, subject to proportional adjustments upon the occurrence of an event specified in Section 6(a)(i); provided however, that during such time that the Common Stock of the Company is listed for trading on a Principal Market, the “Trigger Price Per Share” equals the closing price of a share of the Company’s Common Stock as reported on the Company’s Principal Market on the applicable date.

“Warrant” has the meaning set forth in the preamble.

“Warrant Shares” means (a) the shares of Series E Preferred Stock issued or issuable upon exercise of this Warrant in accordance with its terms and (b) all other shares of the Company’s Capital Stock issued with respect to such shares by way of stock dividend, stock split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s Capital Stock.

SECTION 12. Treatment of Warrant Upon Deemed Liquidation of Company. Subject to the Company’s compliance with Section 5(b) hereof, the Holder agrees that, in the event of a Deemed Liquidation Event either (i) Holder shall exercise this Warrant or sell this Warrant to the Company in accordance with Section 5 hereof, or (ii) if Holder elects not to exercise this Warrant or sell this Warrant to the Company in accordance with Section 5 hereof, this Warrant will expire upon the consummation of such Deemed Liquidation Event. The Company hereby covenants and agrees to provide to the Holder written notice of (i) the occurrence of any Deemed Liquidation Event not less than 10 days prior to the occurrence thereof and (ii) any agreement or authorization by or on behalf of the Company’s shareholders to undertake any transaction that would cause a Deemed Liquidation Event not less than three days prior to the entering into thereof (in each case together with such information as the Holder may reasonably request in connection with such contemplated Deemed Liquidation Event giving rise to such notice).

SECTION 13. Market Stand-Off. The Holder agrees, if so requested by the Company and the representative of the underwriters of the Common Stock (or other securities) of the Company (the “Underwriter Representative”), that the Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the one-hundred eighty (180)-day period following the effective date of the Initial Public Offering (or such longer period, not to exceed thirty-four (34) days after the expiration of the one-hundred eighty (180)-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 (or successor forms thereto promulgated by the SEC), or a registration relating solely to a transaction on Form S-4 (or successor form thereto promulgated by the SEC).

SECTION 14. Survival of Provisions. Upon the full exercise by the Holder of its rights to purchase Series E Preferred Stock under this Warrant, all of the provisions of this Warrant shall terminate (other than the provisions of Sections 8 through 24 of this Warrant which shall expressly survive such exercise).

SECTION 15. Delays, Omissions and Indulgences. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant must be in writing and that all remedies, either under this Warrant, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

SECTION 16. Rights of Transferees. Subject to Section 8 hereof and the Registration Rights Agreement, the rights granted to the Holder hereunder of this Warrant shall pass to and inure to the benefit of all subsequent transferees of all or any portion of this Warrant (provided that the Holder and any transferee shall hold such rights in proportion to their respective ownership of this Warrant and Warrant Shares) until extinguished pursuant to the terms hereof.

SECTION 17. Captions. The titles and captions of the Sections and other provisions of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

SECTION 18. Notices.

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopy, overnight courier service or personal delivery:

(a)	if to the Company:

SynCardia Systems, Inc.
1992 E. Silverlake Road
Tucson, AZ 85713
Attention: Michael Garippa
Telecopy No. 520-903-1783

(b)	if to the Holder:

Attention:
with a copy to:
Moore & Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Tripp Monroe
Facsimile: 704-378-1942

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

SECTION 19. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Holder.

SECTION 20. Amendments. Neither this Warrant nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of the Holder and the Company to such action.

SECTION 21. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

SECTION 22. Governing Law. This Warrant is to be construed and enforced in accordance with and governed by the laws of the State of New York and without regard to the principles of conflicts of law of such state.

SECTION 23. Entire Agreement. This Warrant, the Registration Rights Agreement, the Credit Agreement and each of the documents referenced therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

SECTION 24. Rules of Construction. Unless the context otherwise requires “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

[Remainder of Page Intentionally Omitted]

IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by a duly authorized officer as of the date of issuance set forth above.

SYNCARDIA SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

To:	SynCardia Systems, Inc.

1. The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise this Warrant with respect to              shares of Series E Preferred Stock (the “Exercise Amount”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.

2. The undersigned herewith tenders payment for such shares in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):

             Exercise for Cash

             Cashless Exercise

3. Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder/Transferee)

and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)

4. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment purposes and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

5. If the Exercise Amount is less than all of the shares of Series E Preferred Stock purchasable hereunder, please issue a new warrant representing the remaining balance of such shares, as follows:

(Name of Record Holder/Transferee)

and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

(Signature)

(Date)

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of             , 201   is by and between                     , a                      (the “New Subsidiary”), and Cantor Fitzgerald Securities, in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among SynCardia Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as Administrative Agent and Control Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender, the Administrative Agent and each other holder of the Obligations, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Secured Agent (as defined in the Security Agreement), for the benefit of the Secured Parties (as defined in the Security Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).

3. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants, pledges and assigns to the Secured Agent (as defined in the Pledge Agreement), for the benefit of the Secured Parties (as defined in the Pledge Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the

Equity Interests identified on Schedule 6 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).

4. The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b) The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure or used any tradename in the five years preceding the date hereof.

(d) Schedule 3 hereto includes all of the IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof. None of the IP Rights of the New Subsidiary set forth in Schedule 3 hereto is subject to any licensing agreement or similar arrangement, except (i) license grants between the Loan Parties, (ii) Limited Outbound Licenses and (iii) as set forth on Schedule 3 hereto.

(e) Schedule 4 hereto includes all Commercial Tort Claims (as defined in the Security Agreement) before any Governmental Authority by or in favor of the New Subsidiary.

(f) Schedule 5 hereto lists all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(g) Schedule 6 hereto includes each Subsidiary of the New Subsidiary, including (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

5. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

6. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

7. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

8. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

CANTOR FITZGERALD SECURITIES, as Administrative Agent

By:
Name:
Title:

CANTOR FITZGERALD SECURITIES, as Control Agent

By:
Name:
Title:

Schedule 1

Taxpayer Identification Number; Organizational Number

Schedule 2

Changes in Legal Name or State of Formation;

Mergers, Consolidations and other Changes in Structure; Tradenames

Schedule 3

IP Rights

Schedule 4

Commercial Tort Claims

Schedule 5

Real Property

Schedule 6

Equity Interests

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	SynCardia Systems, Inc., a Delaware corporation

4.	Administrative Agent:	Cantor Fitzgerald Securities

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among SynCardia Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and the Administrative Agent.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned[2]	Percentage Assigned of Loans[3]

7.	Trade Date:

8.	Effective Date:

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan”, “Term Loan A”) or “Add-On Term Loan”).
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][4] Accepted:

CANTOR FITZGERALD SECURITIES, as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

SYNCARDIA SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iv), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) [if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee] [it is not a Foreign Lender]; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF ADD-ON TERM LOAN JOINDER AGREEMENT

THIS ADD-ON TERM LOAN JOINDER AGREEMENT dated as of             , 201   (this “Agreement”) is by and among each of the Persons identified as “Add-On Term Loan Lenders” on the signature pages hereto (each, an “Add-On Term Loan Lender”), SynCardia Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors, and Cantor Fitzgerald Securities, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement (defined below).

W I T N E S S E T H

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, modified, supplemented, increased or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and the Administrative Agent, the Lenders have agreed to provide the Borrower with term loan facilities;

WHEREAS, pursuant to Section 2.01(e) of the Credit Agreement, the Borrower has requested that each Add-On Term Loan Lender provide a portion of the Add-On Term Loan under the Credit Agreement; and

WHEREAS, each Add-On Term Loan Lender has agreed to provide a portion of the Add-On Term Loan on the terms and conditions set forth herein and to become an “Add-On Term Loan Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Each Add-On Term Loan Lender severally agrees to make its portion of the Add-On Term Loan in a single advance to the Borrower on the date hereof in the amount of its respective Add-On Term Loan Commitment; provided that, after giving effect to such advances, the Outstanding Amount of the Add-On Term Loan shall not exceed SIX MILLION DOLLARS ($6,000,000). The Add-On Term Loan Commitment and Applicable Percentage for each of the Add-On Term Loan Lenders shall be as set forth on Schedule 2.01 attached hereto. The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.

2. The Add-On Term Loan shall bear interest on the outstanding principal amount thereof from the date of issuance thereof at the rate per annum set forth in Section 2.05(a) and (b) of the Credit Agreement.

3. The maturity date for the Add-On Term Loan shall be equal to the Maturity Date. The Borrower shall repay the outstanding principal amount of the Add-On Term Loan, together with all accrued and unpaid interest thereon and all other Obligations, on the Maturity Date.

4. Each Add-On Term Loan Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become an Add-On Term Loan Lender under the Credit Agreement, (ii) it meets all requirements of an Add-On Term Loan Lender under Section 2.02(c) of the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit

Agreement as an Add-On Term Loan Lender thereunder and shall have the obligations of an Add-On Term Loan Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Add-On Term Loan Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as an Add-On Term Loan Lender.

5. Each of the Administrative Agent, the Borrower, and the Guarantors agrees that, as of the date hereof, each Add-On Term Loan Lender shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be an “Add-On Term Loan Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of an Add-On Term Loan Lender under the Credit Agreement and the other Loan Documents.

6. The address of each Add-On Term Loan Lender for purposes of all notices and other communications has been separately provided by such Add-On Term Loan Lender to the Administrative Agent.

7. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

8. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

ADD-ON TERM
LOAN LENDERS:

By:
Name:
Title:

BORROWER:	SYNCARDIA SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

[GUARANTORS6 ]:	[GUARANTOR],
a [ ]

By:
Name:
Title:

Accepted and Agreed:

CANTOR FITZGERALD SECURITIES, as Administrative Agent

By:
Name:
Title:

[6]	Note to form: the Guarantors listed on the signature pages to this Add-On Term Loan Lender Joinder Agreement should be the Guarantors party to the Credit Agreement at the time of this Add-On Term Loan Lender Joinder Agreement.

Schedule 2.01

[to be updated at time of Joinder]